EXHIBIT 10.1
FIFTH AMENDED AND RESTATED
UNSECURED REVOLVING CREDIT AGREEMENT
DATED AS OF SEPTEMBER 28, 2007
AMONG
FIRST INDUSTRIAL, L.P., AS BORROWER
FIRST INDUSTRIAL REALTY TRUST, INC.,
AS GENERAL PARTNER AND GUARANTOR
THE LENDERS
AND
JPMORGAN CHASE BANK, N.A.
AS ADMINISTRATIVE AGENT
AND
J. P. MORGAN SECURITIES INC., and
WACHOVIA CAPITAL MARKETS, LLC
AS CO-LEAD ARRANGERS AND JOINT BOOK RUNNERS
AND
WACHOVIA BANK, NATIONAL ASSOCIATION,
AS SYNDICATION AGENT
AND
REGIONS BANK and U. S. BANK, NATIONAL ASSOCIATION
AS DOCUMENTATION AGENTS
AND
COMERICA BANK, PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO
BANK NATIONAL ASSOCIATION
AS CO-AGENTS

TABLE OF CONTENTS

Article I. DEFINITIONS AND ACCOUNTING TERMS		2
1.1.	Definitions	2
1.2.	Financial Standards	23
1.3.	Classification of Loans and Borrowings	23
1.4.	Exchange Rates	23
1.5.	Currency Conversion	24
Article II. THE FACILITY		24
2.1.	The Facility	24
2.2.	Principal Payments	25
2.3.	Requests for Borrowings; Responsibility for Borrowings	25
2.4.	Evidence of Credit Extensions	25
2.5.	Loans and Borrowings	26
2.6.	Requests for Borrowings	26
2.7.	Interest Elections	28
2.8.	Applicable Margins	29
2.9.	Other Fees	30
2.10.	Minimum Amount of Each Borrowing	30
2.11.	Interest	30
2.12.	Method of Payment	31
2.13.	Default	31
2.14.	Lending Installations	31
2.15.	Non-Receipt of Funds by Administrative Agent	32
2.16.	Swingline Loans	32
2.17.	Competitive Bid Loans	33
2.18.	Voluntary Reduction of Aggregate Commitment Amount	37
2.19.	Increase in Aggregate Commitment	38
2.20.	Application of Moneys Received	38
2.21.	Special Provisions Regarding Foreign Currency Loans	39
Article III. THE LETTER OF CREDIT SUBFACILITY		41
3.1.	Obligation to Issue	41
3.2.	Types and Amounts	42
3.3.	Conditions	42
3.4.	Procedure for Issuance of Facility Letters of Credit	43
3.5.	Reimbursement Obligations; Duties of Issuing Bank	45
3.6.	Participation	47
3.7.	Payment of Reimbursement Obligations	48
3.8.	Compensation for Facility Letters of Credit	49
3.9.	Letter of Credit Collateral Account	50
3.10.	Conversion	50
Article IV. CHANGE IN CIRCUMSTANCES		50
4.1.	Yield Protection	50
4.2.	Changes in Capital Adequacy Regulations	51
4.3.	Availability of Eurocurrency Borrowings	52

i

4.4.	Funding Indemnification	52
4.5.	Taxes	52
4.6.	Lender Statements; Survival of Indemnity	55
4.7.	Replacement of Lenders under Certain Circumstances	55
4.8.	Change in Law	56
Article V. CONDITIONS PRECEDENT		56
5.1.	Conditions Precedent to Closing	56
5.2.	Conditions Precedent to Subsequent Borrowings	59
Article VI. REPRESENTATIONS AND WARRANTIES		59
6.1.	Existence	59
6.2.	Corporate/Partnership Powers	59
6.3.	Power of Officers	60
6.4.	Government and Other Approvals	60
6.5.	Solvency	60
6.6.	Compliance With Laws	60
6.7.	Enforceability of Agreement	60
6.8.	Title to Property	61
6.9.	Litigation	61
6.10.	Events of Default	61
6.11.	Investment Company Act of 1940	61
6.12.	Public Utility Holding Company Act	61
6.13.	Regulation U	61
6.14.	No Material Adverse Financial Change	61
6.15.	Financial Information	61
6.16.	Factual Information	62
6.17.	ERISA	62
6.18.	Taxes	62
6.19.	Environmental Matters	62
6.20.	Insurance	63
6.21.	No Brokers	63
6.22.	No Violation of Usury Laws	64
6.23.	Not a Foreign Person	64
6.24.	No Trade Name	64
6.25.	Subsidiaries	64
6.26.	Unencumbered Assets	64
Article VII. ADDITIONAL REPRESENTATIONS AND WARRANTIES		66
7.1.	Existence	66
7.2.	Corporate Powers	66
7.3.	Power of Officers	66
7.4.	Government and Other Approvals	66
7.5.	Compliance With Laws	66
7.6.	Enforceability of Agreement	67
7.7.	Liens; Consents	67
7.8.	Litigation	67
7.9.	Events of Default	67

7.10.	Investment Company Act of 1940	67
7.11.	Public Utility Holding Company Act	67
7.12.	No Material Adverse Financial Change	67
7.13.	Financial Information	67
7.14.	Factual Information	68
7.15.	ERISA	68
7.16.	Taxes	68
7.17.	No Brokers	68
7.18.	Subsidiaries	68
7.19.	Status	68
Article VIII. AFFIRMATIVE COVENANTS		69
8.1.	Notices	69
8.2.	Financial Statements, Reports, Etc	70
8.3.	Existence and Conduct of Operations	72
8.4.	Maintenance of Properties	72
8.5.	Insurance	72
8.6.	Payment of Obligations	73
8.7.	Compliance with Laws	73
8.8.	Adequate Books	73
8.9.	ERISA	73
8.10.	Maintenance of Status	73
8.11.	Use of Proceeds	73
8.12.	Pre-Acquisition Environmental Investigations	73
8.13.	Distributions	73
Article IX. NEGATIVE COVENANTS		73
9.1.	Change in Business	74
9.2.	Change of Management of Properties	74
9.3.	Change of Borrower Ownership	74
9.4.	Use of Proceeds	74
9.5.	Liens	74
9.6.	Regulation U	75
9.7.	Indebtedness and Cash Flow Covenants	75
9.8.	Mergers and Dispositions	76
9.9.	Negative Pledge	76
Article X. DEFAULTS		76
10.1.	Nonpayment of Principal	76
10.2.	Certain Covenants	76
10.3.	Nonpayment of Interest and Other Obligations	76
10.4.	Cross Default	77
10.5.	Loan Documents	77
10.6.	Representation or Warranty	77
10.7.	Covenants, Agreements and Other Conditions	77
10.8.	No Longer General Partner	77
10.9.	Material Adverse Financial Change	77
10.10.	Bankruptcy	77

10.11.	Legal Proceedings	78
10.12.	ERISA	78
10.13.	[Intentionally Omitted.]	78
10.14.	Failure to Satisfy Judgments	78
10.15.	Environmental Remediation	79
Article XI. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		79
11.1.	Acceleration	79
11.2.	Preservation of Rights; Amendments	80
Article XII. THE ADMINISTRATIVE AGENT		80
12.1.	Appointment	80
12.2.	Powers	81
12.3.	General Immunity	81
12.4.	No Responsibility for Loans, Recitals, etc	81
12.5.	Action on Instructions of Lenders	81
12.6.	Employment of Administrative Agents and Counsel	82
12.7.	Reliance on Documents; Counsel	82
12.8.	Administrative Agent’s Reimbursement and Indemnification	82
12.9.	Rights as a Lender	82
12.10.	[Intentionally Omitted.]	82
12.11.	Lender Credit Decision	82
12.12.	Successor Administrative Agent	83
12.13.	Notice of Defaults	83
12.14.	Requests for Approval	84
12.15.	Copies of Documents	84
12.16.	Defaulting Lenders	84
12.17.	Delegation to Affiliates	85
12.18.	Co-Agents, Managing Agents, Documentation Agent, Syndication Agent, etc	85
Article XIII. BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		85
13.1.	Successors and Assigns	85
13.2.	Participations.	86
13.3.	Assignments	87
13.4.	Dissemination of Information	88
13.5.	Tax Treatment	88
Article XIV. GENERAL PROVISIONS		89
14.1.	Survival of Representations	89
14.2.	Governmental Regulation	89
14.3.	Taxes	89
14.4.	Headings	89
14.5.	No Third Party Beneficiaries	89
14.6.	Expenses; Indemnification	89
14.7.	Severability of Provisions	90
14.8.	Nonliability of the Lenders	90
14.9.	Choice of Law	90
14.10.	Consent to Jurisdiction	90
14.11.	Waiver of Jury Trial	90

14.12.	Successors and Assigns	91
14.13.	Entire Agreement; Modification of Agreement	91
14.14.	Dealings with the Borrower	92
14.15.	Set-Off	92
14.16.	Counterparts	92
14.17.	Patriot Act CIP Notice	92
14.18.	Judgment Currency	92
Article XV. NOTICES		93
15.1.	Giving Notice	93
15.2.	Change of Address	95
EXHIBITS

A	—	Commitment Amounts
B-1	—	Form of Note
B-2	—	Form of Competitive Bid Note
C-1	—	Form of Competitive Bid Quote Request
C-2	—	Invitation for Competitive Bid Quotes
C-3	—	Competitive Bid Quote
D	—	Form of Guaranty
G	—	Wiring Instructions
H	—	Form of Compliance Certificate
I	—	Form of Assignment Agreement
J	—	Form of Designation Agreement
K	—	Form of Amendment

v

FIFTH AMENDED AND RESTATED UNSECURED REVOLVING CREDIT
AGREEMENT
     THIS FIFTH AMENDED AND RESTATED UNSECURED REVOLVING CREDIT AGREEMENT is entered into as of September 28, 2007 by and among the following:
     FIRST INDUSTRIAL, L.P., a Delaware limited partnership having its principal place of business at 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606 (“Borrower”), the sole general partner of which is First Industrial Realty Trust, Inc., a Maryland corporation;
     FIRST INDUSTRIAL REALTY TRUST, INC., a Maryland corporation that is qualified as a real estate investment trust whose principal place of business is 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606 (“General Partner”);
     JPMORGAN CHASE BANK, N.A. (“JPMCB”), a national bank organized under the laws of the United States of America having an office at 277 Park Avenue, 2nd Floor, New York, New York 10172 as Administrative Agent (“Administrative Agent”) for the Lenders (as defined below);
     WACHOVIA BANK, NATIONAL ASSOCIATION as Syndication Agent (“Syndication Agent”);
     REGIONS BANK and U.S. BANK, NATIONAL ASSOCIATION as Documentation Agents (“Documentation Agents”); and
     COMERICA BANK, PNC BANK, NATIONAL ASSOCIATION and WELLS FARGO BANK NATIONAL ASSOCIATION as Co-Agents (“Co-Agents”).
     Those Lenders identified on the signature pages hereto.
RECITALS
     A. Borrower is primarily engaged in the business of acquiring, developing, owning and operating bulk warehouse and light industrial properties.
     B. Borrower, the General Partner, the Administrative Agent and certain of the Lenders are parties to the “Existing Credit Agreement” (as defined below).
     C. The Borrower has requested that the Existing Credit Agreement (the “Facility”) be amended and restated, to extend the maturity date of the Facility and to amend certain other provisions of the Existing Credit Agreement further as hereinafter set forth. The Administrative Agent and the Lenders have agreed to do so.
     D. General Partner is fully liable for the obligations of Borrower hereunder by virtue of its status as the sole general partner of Borrower and as guarantor under the Guaranty.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “Absolute Interest Period” means, with respect to a Competitive Bid Loan made at an Absolute Rate, a period of up to 180 days as requested by Borrower in a Competitive Bid Quote Request and confirmed by a Lender in a Competitive Bid Quote but in no event extending beyond the Maturity Date. If an Absolute Interest Period would end on a day which is not a Business Day, such Absolute Interest Period shall end on the next succeeding Business Day.
     “Absolute Rate” means a fixed rate of interest (rounded to the nearest 1/100 of 1%) for an Absolute Interest Period with respect to a Competitive Bid Loan offered by a Lender and accepted by the Borrower at such rate under Section 2.17.
     “Adjusted EBITDA” means for any Person the sum of EBITDA for such Person and such Person’s reported corporate overhead for itself and its Subsidiaries; provided that “Adjusted EBITDA” shall have deducted overhead related to specific properties.
     “Adjusted LIBOR Rate” means, with respect to (x) a Eurocurrency Borrowing in Dollars for the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the Base LIBOR Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus, (ii) in the case of ratable Eurocurrency Borrowings, the LIBOR Applicable Margin in effect from time to time during such LIBOR Interest Period, or in the case of Eurocurrency Borrowings made as Competitive Bid Loans, the Competitive LIBOR Margin established in the Competitive Bid Quote applicable to such Competitive Bid Loan or (y) a Eurocurrency Borrowing in Qualified Foreign Global Currencies, the sum of the Base LIBOR Rate applicable to such LIBOR Interest Period, the LIBOR Applicable Margin and the Mandatory Costs.
     “Adjusted Prime Rate” means a floating interest rate equal to the Prime Rate plus Prime Applicable Margin changing when and as the Prime Rate and Prime Applicable Margin changes.
     “Adjusted Prime Rate Borrowing” means a Borrowing that bears interest at the Adjusted Prime Rate.
     “Administrative Agent” means JPMCB, in its capacity as contractual representative of the Lenders pursuant to Article XII, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article XII, it being understood that matters concerning Qualified Foreign Global Currency Loans will be administered by J.P. Morgan Europe Limited.
     “Administrative Office” means the New York Administrative Office or the London Administrative Office, as applicable.

     “Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any other Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.
     “Aggregate Commitment” means, as of any date, the total of all Domestic Revolving Commitments and Global Revolving Commitments, which as of the Agreement Execution Date is $500,000,000, subject to Borrower’s right to reduce the Aggregate Commitment pursuant to Section 2.18 and to increase the Aggregate Commitment pursuant to Section 2.19.
     “Agreement” means this Fifth Amended and Restated Unsecured Revolving Credit Agreement and all amendments, modifications and supplements hereto.
     “Agreement Execution Date” shall mean September 28, 2007, the date on which all of the parties hereto have executed this Agreement.
     “Alternative Currency” means any currency that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, provided that such currency is acceptable to the Administrative Agent and the applicable Issuing Bank.
     “Alternative Currency LC Exposure” means at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.
     “Alternative Currency Letter of Credit” means a Facility Letter of Credit denominated in an Alternative Currency.
     “Applicable Cap Rate” means 7.75%.
     “Applicable Margin” means the applicable margins set forth in the table in Section 2.8 used in calculating the interest rate applicable to the various types of Borrowings, which shall vary from time to time in accordance with the long term, senior unsecured debt ratings of Borrower and General Partner in the manner set forth in Section 2.8.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC and their successors in their capacity as Co-Lead Arrangers.

     “Assets Under Development” means, as of any date of determination, any Project which is under construction and then treated as an asset under development under GAAP.
     “Base LIBOR Rate” means, with respect to any Eurocurrency Borrowing, for any Interest Period, the rate appearing on the relevant page of the Telerate screen (or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars or the relevant Qualified Global Currency, as the case may be, in the relevant interbank market) at approximately 11:00 a.m., London time, two Business Days prior (or for Loans in Sterling, on the value date) to the commencement of such Interest Period, as the rate for deposits in such currency with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, the “Base LIBOR Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the lowest multiple of 1,000,000 units of the relevant currency, the Dollar Equivalent of which is at least $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Borrower” means First Industrial, L.P., along with its permitted successors and assigns.
     “Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, or (c) a Competitive Bid Loan.
     “Borrowing Date” means a Business Day on which a Borrowing is made to the Borrower.
     “Borrowing Notice” is defined in Section 2.6 hereof.
     “Business Day” means a day, other than a Saturday, Sunday or holiday, on which banks are open for business in New York City (with respect to Loans denominated in Dollars) or London, England (with respect to Loans denominated in a Qualified Foreign Global Currency and with respect to Adjusted LIBOR Rate); provided that (a) with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and Interest Periods pertaining to Eurocurrency Loans, such day is also a day on which banks are open for general business in the principal financial center of the country of the relevant currency and (b) with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
     “Cash Equivalents” shall mean (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by Standard and Poor’s Corporation or P-1 or better by Moody’s Investors Service, Inc., or (iii) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, provided that all such Cash Equivalents would qualify as cash equivalents in accordance with GAAP.
     “Change in Law” has the meaning set forth in Section 4.1.
     “Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner.
     “Class” means when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Domestic Revolving Loans, Global Revolving Loans, Swingline Loans or Competitive Bid Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Domestic Revolving Commitment or Global Revolving Commitment.
     “Code” means the Internal Revenue Code of 1986 as amended from time to time, or any replacement or successor statute, and the regulations promulgated thereunder from time to time.
     “Collateral Letter of Credit” means any irrevocable unconditional Letter of Credit issued in the name of the Administrative Agent for the benefit of the Lenders in form and substance satisfactory to the Administrative Agent and drawn on a bank having a rating of at least AA by S&P and otherwise satisfactory to the Administrative Agent.
     “Commitment” means, for each Lender, a Domestic Revolving Commitment, a Global Revolving Commitment, or any combination thereof.
     “Competitive Bid Borrowing Notice” is defined in Section 2.17(f).
     “Competitive Bid Lender” means a Lender which has a Competitive Bid Loan outstanding.
     “Competitive Bid Loan” is a Loan made pursuant to Section 2.17 hereof.
     “Competitive Bid Note” means the promissory note payable to the order of each Lender in the form attached hereto as Exhibit B-2 to be used to evidence any Competitive Bid Loans which such Lender elects to make (collectively, the “Competitive Bid Notes”).

     “Competitive Bid Quote” means a response submitted by a Lender to the Administrative Agent with respect to a Competitive Bid Quote Request in the form attached as Exhibit C-3.
     “Competitive Bid Quote Request” means a written request from Borrower to Administrative Agent in the form attached as Exhibit C-1.
     “Competitive LIBOR Margin” means, with respect to any Competitive Bid Loan for a LIBOR Interest Period, the percentage established in the applicable Competitive Bid Quote which is to be used to determine the interest rate applicable to such Competitive Bid Loan.
     “Consolidated Operating Partnership” means the Borrower, the General Partner and any other subsidiary partnerships or entities of either of them which are required under GAAP to be consolidated with the Borrower and the General Partner for financial reporting purposes.
     “Consolidated Secured Debt” means as of any date of determination, the sum of (a) the aggregate principal amount of all Indebtedness of the Consolidated Operating Partnership outstanding at such date which is secured by a Lien on any asset or Capital Stock of Consolidated Operating Partnership, including without limitation loans secured by mortgages, stock, or partnership interests, but excluding Defeased Debt and (b) the amount by which the aggregate principal amount of all Indebtedness of the Subsidiaries of the Borrower or General Partner outstanding at such date exceeds $5,000,000, without duplication of any Indebtedness included under clause (a).
     “Consolidated Senior Unsecured Debt” means as of any date of determination, the aggregate principal amount of all Indebtedness of the Consolidated Operating Partnership outstanding at such date other than (a) Indebtedness which is contractually subordinated to the Indebtedness of the Consolidated Operating Partnership under the Loan Documents on terms acceptable to the Administrative Agent and (b) that portion of Consolidated Secured Debt described in clause (a) of that definition.
     “Consolidated Total Indebtedness” means as of any date of determination, all Indebtedness of the Consolidated Operating Partnership outstanding at such date, determined on a consolidated basis in accordance with GAAP, after eliminating intercompany items; provided that for purposes of defining “Consolidated Total Indebtedness” the term “Indebtedness” shall not include the short term debt (e.g. accounts payable, short term expenses) of Borrower or General Partner or Defeased Debt.
     “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with all or any of the entities in the Consolidated Operating Partnership, are treated as a single employer under Sections 414(b) or 414(c) of the Code.
     “Currencies” means the then lawful currency of a particular nation at such time whether or not the name of such currency is the same as it was on the date of this Agreement.

     “Debt Service” means for any period, (a) Interest Expense for such period plus (b) the aggregate amount of regularly scheduled principal payments of Indebtedness (excluding optional prepayments and balloon principal payments due on maturity in respect of any Indebtedness) required to be made during such period by the Borrower, or any of its consolidated Subsidiaries plus (c) a percentage of all such regularly scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness (excluding optional prepayments and balloon principal payments due on maturity in respect of any Indebtedness) taken into account in calculating Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which the Borrower or any consolidated Subsidiary is liable and (y) the percentage ownership interest in such Investment Affiliate held by the Borrower and any consolidated Subsidiaries, in the aggregate, without duplication.
     “Default” means an event which, with notice or lapse of time or both, would become an Event of Default.
     “Default Rate” means with respect to any Borrowing, a rate equal to the interest rate applicable to such Borrowing plus three percent (3%) per annum.
     “Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.
     “Defeased Debt” means that portion of debt which has already been defeased by depositing collateral in the form of obligations supported by the credit of the United States government in such amounts as are required and permitted under the terms of the applicable loan documents.
     “Designated Lender” means any Person who has been designated by a Lender to fund Competitive Bid Loans pursuant to a Designation Agreement in the form attached hereto as Exhibit J.
     “Dollars” and “$” mean United States Dollars.
     “Dollar Equivalent” means, on any date of determination, (a) for the purposes of determining compliance with Article VIII or Article IX or the existence of a Default under Article X (other than as set forth in clause (b) below) with respect to any amount denominated in a currency other than Dollars, the equivalent in Dollars of such amount, determined in good faith by the Borrower in a manner consistent with the way such amount is or would be reflected on the Borrower’s audited consolidated financial statements for the fiscal year in which such determination is made and (b) solely with respect to determining the outstanding amount hereunder denominated in an Alternative Currency or a Qualified Foreign Global Currency, the amount of Dollars that may be purchased with such amount of such currency at the Exchange Rate (determined as of the most recent Exchange Rate Date) with respect to such currency on such date.

     “Domestic Percentage” means, with respect to any Domestic Revolving Lender, the percentage of the total Domestic Revolving Commitments represented by such Lender’s Domestic Revolving Commitment. If the Domestic Revolving Commitments have terminated or expired, the Domestic Percentages shall be determined based upon the Domestic Revolving Commitments most recently in effect, giving effect to any assignments.
     “Domestic Revolving Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Domestic Revolving Loans and to acquire participations in Facility Letters of Credit and Swingline Loans hereunder, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender’s Domestic Revolving Commitment as of the date hereof is set forth on Exhibit A or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Domestic Revolving Commitment, as applicable. The aggregate amount of the Domestic Revolving Commitments is $400,000,000 as of the Agreement Execution Date.
     “Domestic Revolving Exposure” means with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Domestic Revolving Loans and its LC Exposure and Swingline Exposure at such time.
     “Domestic Revolving Facility” is defined in the definition of Facility.
     “Domestic Revolving Lender” means a Lender with a Domestic Revolving Commitment or with Domestic Revolving Exposure.
     “Domestic Revolving Loan” means a Loan made pursuant to Section 2.1(a) (i)
     “EBITDA” means, with respect to any Person, income before extraordinary items, without deduction of any losses related to initial offering costs of preferred stock which are written off due to the redemption of such preferred stock, and excluding any gains or losses from pay-off or retirement of debt but including all Net Economic Gains resulting from all Borrower sales, so long as the amount of such Net Economic Gains included in EBITDA does not exceed 20% of the amount of EBITDA), as reported by such Person and its Subsidiaries on a consolidated basis in accordance with GAAP (reduced to eliminate any income from Investment Affiliates of such Person, any interest income and, with respect to the Consolidated Operating Partnership, any income from the assets used for Defeased Debt), plus Interest Expense, depreciation, amortization and income tax (if any) expense plus a percentage of such income (adjusted as described above) of any such Investment Affiliate equal to the allocable economic interest in such Investment Affiliate held by such Person and any Subsidiaries, in the aggregate (provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories). Net Economic Gains measures the value created in the Borrower’s capital recycling activities. Net Economic Gains are calculated by subtracting from gain on sale of real estate (calculated in accordance with GAAP, including gains on sale of real estate classified as discontinued operations), the recapture of accumulated depreciation and amortization on real estate sold (excluding the recapture of accumulated amortization related to above/below market leases and lease inducements as this amortization is included in revenues and Borrower’s EBITDA).

     “Effective Date” means each Borrowing Date and, if no Borrowing Date has occurred in the preceding calendar month, the first Business Day of each calendar month.
     “EMU” means Economic and Monetary Union as contemplated in the Treaty.
     “Environmental Laws” means any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority having jurisdiction over the Borrower, its Subsidiaries or Investment Affiliates, or their respective assets, and regulating or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the operations of the Borrower, any Investment Affiliate, or any Subsidiary or any of their respective assets or Properties.
     “Equity Interests” means shares of common stock or other equity ownership interests in a Person, if such equity ownership interests have ordinary voting rights.
     “Equity Value” is defined in Section 10.10 hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder from time to time.
     “Euro” means the single currency of participating member states introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.
     “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
     “Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

     “Exchange Rate Date” means, if on such date any outstanding Revolving Exposure is (or any Revolving Exposure that has been requested at such time would be) denominated in a currency other than Dollars, each of:
     (a) the first Business Day of each calendar month,
     (b) if a Default has occurred and is continuing, the date a Sharing Event occurs and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
     (c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the effective date of (i) a Borrowing Notice or a Conversion/Continuation Notice with respect to any Borrowing or (ii) each request for the issuance, amendment, renewal or extension of any Facility Letter of Credit denominated in a currency other than Dollars.
     “Event of Default” means any event set forth in Article X hereof.
     “Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office of such Lender’s applicable Lending Installation is located.
     “Existing Credit Agreement” means that certain Fourth Amended and Restated Unsecured Revolving Credit Agreement dated as of August 23, 2005, as amended.
     “Facility” means each of (a) the Domestic Revolving Commitments and the extensions of credit made thereunder (the “Domestic Revolving Facility”) and (b) the Global Revolving Commitments and the Global Revolving Loans made hereunder (the “Global Revolving Facility” and, together with the Domestic Revolving Facility, the “Revolving Facility” or “Facility”).
     “Facility Fee” and “Facility Fee Rate” are defined in Section 2.9(b).
     “Facility Letter of Credit” means a Financial Letter of Credit or Performance Letter of Credit issued under the Domestic Revolving Facility.
     “Facility Letter of Credit Fee” is defined in Section 3.8.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

     “FIMC” means First Industrial Mortgage Corporation, a Delaware corporation, and the sole general partner of the Mortgage Partnership. FIMC is a wholly-owned subsidiary of the General Partner.
     “Financial Letter of Credit” means any standby Letter of Credit which represents an irrevocable obligation to the beneficiary on the part of the Issuing Bank (i) to repay money borrowed by or advanced to or for the account of the account party or (ii) to make any payment on account of any indebtedness undertaken by the account party, in the event the account party fails to fulfill its obligation to the beneficiary.
     “Financing Partnership” means First Industrial Financing Partnership, L.P., a Delaware limited partnership. Borrower and General Partner, either directly or indirectly, collectively own 100% of the partnership interests of the Financing Partnership.
     “Fitch” means Fitch, Inc.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Percentage” means, with respect to any Lender at any time, a percentage equal to a fraction the numerator of which is the amount of the Aggregate Commitment actually disbursed and outstanding to Borrower by such Lender at such time, and the denominator of which is the total amount of the Aggregate Commitment disbursed and outstanding to Borrower by all of the Lenders at such time.
     “GAAP” means generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements of the Borrower required hereunder.
     “General Partner” means First Industrial Realty Trust, Inc., a Maryland corporation that is listed on the New York Stock Exchange and is qualified as a real estate investment trust. General Partner is the sole general partner of Borrower.
     “Global Revolving Facility” is defined in the definition of Facility.
     “Global Revolving Commitment” means with respect to each Lender, the commitment, if any, of such Lender to make Global Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Global Revolving Exposure hereunder, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender’s Global Revolving Commitment as of the date hereof is set forth on Exhibit A, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Global Revolving Commitment, as applicable. The aggregate amount of the Global Revolving Commitments is $100,000,000 as of the date hereof.

     “Global Revolving Exposure” means with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of such Lender’s Global Revolving Loans at such time that are denominated in Dollars plus (b) the Dollar Equivalent of the aggregate outstanding principal amount of such Lender’s Global Revolving Loans at such time that are denominated in Qualified Foreign Global Currencies.
     “Global Revolving Lender” means a Lender with a Global Revolving Commitment or with Global Revolving Exposure.
     “Global Revolving Loan” means a Loan made pursuant to Section 2.1 (a)(ii).
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Gross Revenues” means total revenues, calculated in accordance with GAAP.
     “Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Guaranty” means the Guaranty executed by the General Partner in the form attached hereto as Exhibit D.
     “Implied Capitalization Value” means for any Person as of any date, the sum of (i) the quotient of (x) the Adjusted EBITDA for such Person during the most recent four fiscal quarters

(which Adjusted EBITDA shall exclude any Adjusted EBITDA attributable to all Assets Under Development or Rollover Projects, and which Adjusted EBITDA attributable to each Project which was formerly a Rollover Project shall not be less than zero), and (y) the Applicable Cap Rate, plus (ii) an amount equal to the then current book value of each Asset Under Development, plus (iii) the then current book value of Unimproved Land, plus (iv) with respect to each Rollover Project, an amount equal to 50% of the then-current book value, determined in accordance with GAAP, of such Rollover Project (provided that the Rollover Projects shall at no time comprise more than 10% of Implied Capitalization Value), plus (v) an amount equal to 100% of unrestricted cash and unrestricted cash equivalents, including any cash on deposit with a qualified intermediary with respect to a deferred tax-free exchange (and specifically excluding any cash or cash equivalents being used to support Defeased Debt), plus (vi) an amount equal to 100% of the then-current book value, determined in accordance with GAAP, of all first mortgage receivables on income producing commercial properties. For purposes of computing the Implied Capitalization Value, (A) Adjusted EBITDA may be increased from quarter to quarter by the amount of net cash flow from new leases of space at the Properties (where such net cash flow has not then been included in EBITDA) which have a minimum term of one year and (B) Properties which either (i) were acquired during the most recent four fiscal quarters and/or (ii) were previously Assets Under Development but which have been completed during such four quarter period and have at least some tenants in possession of the respective leased spaces and conducting business operations therein each will be included in the calculation of Implied Capitalization Value using pro forma EBITDA for such four quarter period, so long as a “new acquisition/opening summary” form is submitted to, and approved by, Administrative Agent for each new acquisition or newly-opened Property during such four quarter period.
     “Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities and other accounts payable, and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under financing leases and capital leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Operating Partnership, Guarantee Obligations of any member of the Consolidated Operating Partnership in respect of primary obligations of any other member of the Consolidated Operating Partnership), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) Net Mark-to-Market Exposure under Rate Management Transactions, (i) Rate Management Obligations, (j) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (k) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, and (l) such Person’s pro rata share of debt in Investment Affiliates and any loans where such Person is liable as a general partner.

     “Insolvency” means insolvency as defined in the United States Bankruptcy Code, as amended. “Insolvent” when used with respect to a Person, shall refer to a Person who satisfies the definition of Insolvency.
     “Interest Expense” means all interest expense of the Consolidated Operating Partnership determined in accordance with GAAP plus (i) capitalized interest not covered by an interest reserve from a loan facility, plus (ii) the allocable portion (based on liability) of any accrued or paid interest incurred on any obligation for which the Consolidated Operating Partnership is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities, plus (iii) the allocable percentage of any accrued or paid interest incurred on any Indebtedness of any Investment Affiliate, whether recourse or non-recourse, equal to the applicable economic interest in such Investment Affiliate held by the Consolidated Operating Partnership, in the aggregate, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories; provided, however, that “Interest Expense” shall not include interest on loans after they become Defeased Debt.
     “Interest Period” means either an Absolute Interest Period or a LIBOR Interest Period.
     “Investment Affiliate” means any Person in which the Consolidated Operating Partnership, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Operating Partnership on the consolidated financial statements of the Consolidated Operating Partnership.
     “Invitation for Competitive Bid Quotes” means a written notice to the Lenders from the Administrative Agent with respect to a Competitive Bid Quote Request in the form attached as Exhibit C-2 hereto.
     “Issuance Date” is defined in Section 3.4(a)(3).
     “Issuance Notice” is defined in Section 3.4(c).
     “Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit. JPMCB shall be the sole Issuing Bank.
     “JPMCB” means JPMorgan Chase Bank, N.A.
     “Judgment Currency” is defined in Section 14.18(a).
     “Judgment Currency Conversion Date” is defined in Section 14.18(a).
     “LC Disbursement” means a payment made by the applicable Issuing Bank pursuant to a Facility Letter of Credit.
     “LC Exposure” means at any time, the Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all outstanding Facility Letters of Credit, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Domestic Revolving Lender at any time shall be its Domestic Percentage of the total LC Exposure at such time.
     “Lenders” means, collectively, JPMCB, and the other Persons executing this Agreement in such capacity, or any Person which subsequently executes and delivers any amendment hereto in such capacity and each of their respective permitted successors and assigns. Where reference is made to “the Lenders” in any Loan Document it shall be read to mean “all of the Lenders”.
     “Lending Installation” means any U.S. office of any Lender authorized to make loans similar to the Borrowings described herein.
     “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Letter of Credit Collateral Account” is defined in Section 3.9.
     “Letter of Credit Request” is defined in Section 3.4(a).
     “LIBOR Applicable Margin” means, as of any date with respect to any Eurocurrency Borrowing, the Applicable Margin in effect for such Eurocurrency Borrowing as determined in accordance with Section 2.8 hereof.
     “LIBOR Interest Period” means, with respect to a Eurocurrency Borrowing, a period of one, two, three, six or twelve months (to the extent that periods of six or twelve months are generally available from the Lenders), as selected in advance by the Borrower, or a period of less than one month, as selected in advance by the Borrower with the consent of the Administrative Agent and the Lenders.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination agreement in favor of another Person).
     “Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).
     “Loan Documents” means this Agreement, the Notes, the Competitive Bid Notes, the Guaranty and any and all other agreements or instruments required and/or provided to Lenders hereunder or thereunder, as any of the foregoing may be amended from time to time.
     “London Administrative Office” means the Administrative Agent’s office located at 125 London Wall, London EC2Y 5AJ, Attention of Agency Department, or such other office in London as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.

     “Mandatory Costs” means the cost imputed to the Lenders of compliance with the requirements of (a) the Bank of England or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) European Central Bank, expressed as a rate per annum and determined in accordance with Schedule 1.1.
     “Market Value Net Worth” means at any time, the Implied Capitalization Value of a Person at such time minus the Indebtedness of such Person at such time.
     “Material Adverse Effect” means, with respect to any matter, that such matter in the Required Lenders’ good faith judgment may (x) materially and adversely affect the business, properties, condition or results of operations of the Consolidated Operating Partnership taken as a whole, or (y) constitute a non-frivolous challenge to the validity or enforceability of any material provision of any Loan Document against any obligor party thereto.
     “Material Adverse Financial Change” shall be deemed to have occurred if the Required Lenders, in their good faith judgment, determine that a material adverse financial change has occurred which could prevent timely repayment of any Borrowing hereunder or materially impair Borrower’s ability to perform its obligations under any of the Loan Documents.
     “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, radon, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Maturity Date” means September 28, 2012, or such earlier date on which the principal balance of the Facility and all other sums due in connection with the Facility shall be due as a result of the acceleration of the Facility.
     “Monetary Default” means any Default involving Borrower’s failure to pay any of the Obligations when due.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Mortgage Partnership” means First Industrial Mortgage L.P., a Delaware limited partnership. FIMC is the sole general partner of the Mortgage Partnership and Borrower is the sole limited partner.
     “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of unwinding such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of unwinding such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

     “New York Administrative Office” means the Administrative Agent’s office designated on its signature page to this Agreement or such other office in New York City as may be designated by the Administrative Agent by written notice to the Borrower and the Lenders.
     “Note” means the promissory note payable to the order of each Lender in the amount of such Lender’s maximum Commitment in the form attached hereto as Exhibit B-1 (collectively, the “Notes”).
     “Obligations” means the Borrowings, the LC Exposure and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or any or all of the Lenders arising under this Agreement or any of the other Loan Documents.
     “Obligation Currency” is defined in Section 14.18(a).
     “Other Taxes” has the meaning set forth in Section 4.5(ii).
     “Payment Date” means the last Business Day of each calendar quarter.
     “Participants” is defined in Section 13.2.1 hereof.
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “Performance Letter of Credit” means any standby Letter of Credit which represents an irrevocable obligation to the beneficiary on the part of the Issuing Bank to make payment on account of any default by the account party in the performance of a nonfinancial or commercial obligation.
     “Permitted Liens” are defined in Section 9.6 hereof.
     “Person” means an individual, a corporation, a limited or general partnership, an association, a joint venture or any other entity or organization, including a governmental or political subdivision or an agent or instrumentality thereof.
     “Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, whether or not terminated, as to which the Borrower or any member of the Controlled Group may have any liability.
     “Prime Applicable Margin” means the Applicable Margin in effect for an Adjusted Prime Rate Borrowing as determined in accordance with Section 2.8 hereof.
     “Prime Rate” means a rate per annum equal to the prime rate of interest announced by the Administrative Agent or its parent from time to time (which is not necessarily the lowest rate charged to any customer) changing when and as such prime rate changes.
     “Project” means any real estate asset which is 100% owned by the Borrower or by any Wholly-Owned Subsidiary and which is operated as an industrial property.

     “Property” means each parcel of real property owned or operated by the Borrower, any Subsidiary or Investment Affiliate.
     “Property Operating Income” means, with respect to any Property, for any period, earnings from rental operations (computed in accordance with GAAP but without deduction for reserves) attributable to such Property plus depreciation, amortization and interest expense with respect to such Property for such period, and, if such period is less than a year, adjusted by straight lining various ordinary operating expenses which are payable less frequently than once during every such period (e.g. real estate taxes and insurance). The earnings from rental operations reported for the immediately preceding fiscal quarter shall be adjusted to include pro forma earnings (as substantiated to the satisfaction of the Administrative Agent) for an entire quarter for any Property acquired or placed in service during such fiscal quarter and to exclude earnings during such quarter from any property not owned as of the end of the quarter.
     “Purchasers” is defined in Section 13.3.1 hereof.
     “Purpose Credit” has the meaning ascribed to it in Regulation U of the Board of Governors of the Federal Reserve System.
     “Qualified Foreign Global Currency” means any Qualified Global Currency other than Dollars.
     “Qualified Global Currency” means (a) Dollars (borrowed in New York City), and Sterling, Euros, Canadian Dollars and Yen (all of which shall be borrowed in London), and (b) any other eurocurrency designated by the Borrower with the consent of the Administrative Agent and each Global Revolving Lender.
     “Qualified Global Currency Borrowing” means any Borrowing comprised of Qualified Global Currency Loans.
     “Qualified Global Currency Loan” means any Loan denominated in a Qualified Global Currency.
     “Qualified Officer” means, with respect to any entity, the chief financial officer, chief accounting officer or controller of such entity if it is a corporation or of such entity’s general partner if it is a partnership.
     “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Rate Option” means the Adjusted Prime Rate, the Adjusted LIBOR Rate or the Absolute Rate (only as applicable to Competitive Bid Loans). The Rate Option in effect on any date shall always be the Adjusted Prime Rate unless the Borrower has properly selected the Adjusted LIBOR Rate pursuant to Section 2.6 hereof or a Competitive Bid Loan pursuant to Section 2.17 hereof.
     “Rating Period” means any period during the term of the Facility during which the Borrower’s or General Partner’s long-term, senior unsecured debt has been rated by at least two of S&P, Moody’s, and Fitch and the lower of the highest two ratings is at least BBB- (S&P) or Baa3 (Moody’s) or an equivalent rating from Fitch.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Reimbursement Obligations” means at any time, the aggregate of the Obligations of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Required Facility Lenders” means with respect to any Facility, the holders of more than 51% of the Revolving Commitments for the applicable Facility (or, in the case of the termination of the Revolving Commitments, the holders of more than 51% of the aggregate unpaid principal amount of Revolving Exposure outstanding under such Facility, except that for purposes of determining Required Facility Lenders for the Domestic Revolving Facility after the termination of the Commitments, the outstanding Competitive Bid Loans of the Lenders shall be included in their Revolving Exposures.

     “Required Lenders” means Lenders in the aggregate having at least 51% of the Revolving Commitment or, if the applicable Revolving Commitment has been terminated, Lenders in the aggregate holding at least 51% of the aggregate unpaid principal amount of the outstanding Borrowings.
     “Reserve Requirement” means, with respect to a LIBOR Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
     “Revolving Commitments” means the aggregate of the Domestic Revolving Commitments and the Global Revolving Commitments.
     “Revolving Exposure” means with respect to any Lender at any time, the sum of such Lender’s Domestic Revolving Exposure and Global Revolving Exposure.
     “Revolving Facility” is defined in the definition of Facility.
     “Revolving Lenders” means Domestic Revolving Lenders and Global Revolving Lenders.
     “Revolving Loans” means Domestic Revolving Loans and Global Revolving Loans.
     “Rollover Projects” means those Projects which, due to no or low occupancy at such Project, have a value, determined by dividing the Property Operating Income for such a Project for the most recent four fiscal quarters by the Applicable Cap Rate, of less than 50% of book value, provided that a Project shall no longer be treated as a Rollover Project after: (i) a period of six consecutive full fiscal quarters has elapsed since such Project was first included as a Rollover Project, or (ii) such Project has a value, determined by dividing the Property Operating Income for such Project for the most recent four fiscal quarters by the Applicable Cap Rate, of greater than 50% of book value.
     “S&P” means Standard & Poor’s Ratings Group and its successors.
     “Sharing Event” means (i) the occurrence of a Default under Section 10.10, (ii) the termination of the Commitments pursuant to Section 11.1, or (iii) the acceleration of the maturity date of the Loans by the Administrative Agent upon the occurrence of a Default.
     “Subsidiary” means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and provided such corporation, partnership or other entity is consolidated with such Person for financial reporting purposes under GAAP.

     “Swingline Borrowings” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.
     “Swingline Commitment” means the obligation of the Swingline Lenders to make Swingline Loans not exceeding the aggregate amount of their Domestic Revolving Commitment.
     “Swingline Exposure” means the outstanding principal balance of all Swingline Borrowings.
     “Swingline Lenders” shall mean JPMCB and Wachovia Bank, National Association, each in their capacity as a Lender.
     “Swingline Loan” means a Loan made by the Swingline Lenders under the special availability provisions described in Section 2.16 hereof.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.
     “Total Domestic Exposure” means at any time, the sum of the aggregate Domestic Revolving Exposures for each of the Domestic Revolving Lenders.
     “Total Global Exposure” means at any time, the sum of the aggregate Global Revolving Exposures for each of the Global Revolving Lenders.
     “Total Liabilities” means all Indebtedness plus all other GAAP liabilities of the Borrower and its Subsidiaries.
     “Transferee” is defined in Section 13.4 hereof.
     “Treaty” means the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may from time to time be further amended, supplemented or otherwise modified.
     “Type” when used in reference to any Loan or Borrowing, refers to the rate by reference to which interest on such Loan, or on the Loans comprising such Borrowing, is determined and the currency in which such Loan, or the Loans comprising such Borrowing, are denominated. For purposes hereof, “rate” shall include the Adjusted LIBOR Rate and Adjusted Prime Rate, and “currency” shall include Dollars and any Qualified Global Currency permitted hereunder.
     “Unencumbered Asset” means any Project which as of any date of determination, (a) is not subject to any Liens other than Permitted Liens set forth in Sections 9.6(i) through 9.6(v), (b) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which prohibits or limits the ability of the Borrower, or its Wholly-Owned Subsidiaries, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the Borrower, or any of its Wholly-

Owned Subsidiaries, (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (but not subject to any Liens other than Permitted Liens set forth in Sections 9.6(i) through 9.6(v)) on any assets or Capital Stock of the Borrower or any of its Wholly-Owned Subsidiaries or would entitle any Person to the benefit of any Lien (but excluding the Permitted Liens set forth in Sections 9.6(i) through 9.6(v)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), (d) is not the subject of any material architectural/engineering issue, as evidenced by a certification of Borrower, and (e) is materially compliant with the representations and warranties in Article VI below. Notwithstanding the foregoing, if any Project is a “Superfund” site under federal law or a site identified in writing by the jurisdiction in which such Project is located as having significant environmental contamination under applicable state law, Borrower shall so advise the Lenders in writing and the Required Lenders shall have the right to request from Borrower a current detailed environmental assessment (or one which is not more than two years old for Unencumbered Assets owned as of the Agreement Execution Date), and, if applicable, a written estimate of any remediation costs from a recognized environmental contractor and to exclude any such Project from Unencumbered Assets at their election. No Project of a Wholly-Owned Subsidiary shall be deemed to be unencumbered unless such Project and all Capital Stock of such Wholly-Owned Subsidiary or any other intervening Wholly-Owned Subsidiary between the Borrower and such Wholly-Owned Subsidiary is unencumbered and neither such Wholly-Owned Subsidiary nor any other intervening Wholly-Owned Subsidiary between the Borrower and such Wholly-Owned Subsidiary has any Indebtedness for borrowed money (other than Indebtedness due to the Borrower).
     “Unimproved Land” means land which constitutes a single tax parcel or separately platted lot and on which construction of an industrial building has not commenced.
     “Value of Unencumbered Assets” means, as of any date, the sum of (a) the value of all Unencumbered Assets that are not Assets Under Development (determined in the manner set forth below), plus (b) any unrestricted cash, including any cash on deposit with a qualified intermediary with respect to a deferred tax-free exchange, plus (c) an amount equal to 100% of the then-current book value, determined in accordance with GAAP, of each first mortgage receivable secured by an income producing commercial property, provided that such first mortgage receivable is not subject to any Lien, plus (d) 100% of the then current book value of each Asset Under Development that constitutes an Unencumbered Asset (provided that in no event shall the aggregate amount added to Value of Unencumbered Assets from the items forth in clauses (b), (c), and (d) exceed 20% of the total Value of Unencumbered Assets), plus (e) with respect to each Rollover Project, an amount equal to 50% of the then-current book value, determined in accordance with GAAP, of each Rollover Project (provided that the Rollover Projects shall at no time comprise more than 10% of the Value of Unencumbered Assets). Unencumbered Assets that are not Assets Under Development shall be valued by dividing the Property Operating Income for such Project for the most recent four fiscal quarters by the Applicable Cap Rate (provided that for the purpose of such calculation, the Property Operating Income of each Unencumbered Asset that was formerly a Rollover Project shall in no event be less than zero). If a Project has been acquired during such calculation period then Borrower shall be entitled to include pro forma Property Operating Income from such property for the entire calculation period in the foregoing calculation, except for purposes of the financial covenant comparing the Property Operating Income from Unencumbered Assets during a quarter to Debt Service for such quarter. If a Project is no longer owned as of the date of calculation, then no value shall be included based on capitalizing Property Operating Income from such Project, except for purposes of such financial covenant comparing the Property Operating Income from Unencumbered Assets during a quarter to Debt Service for such quarter.
     “Wholly-Owned Subsidiary” means a member of the Consolidated Operating Partnership 100% of the ownership interests in which are owned, directly or indirectly, by the Borrower and the General Partner in the aggregate.
     The foregoing definitions shall be equally applicable to both the singular and the plural forms of the defined terms.
     1.2. Financial Standards. All financial computations required of a Person under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP, except that if any Person’s financial statements are not audited, such Person’s financial statements shall be prepared in accordance with the same sound accounting principles utilized in connection with the financial information submitted to Lenders with respect to the Borrower or the General Partner or the Properties in connection with this Agreement and shall be certified by an authorized representative of such Person.
     1.3. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
     1.4. Exchange Rates.
     (a) Not later than 1:00 p.m., New York City time, on each Exchange Rate Date on which there are any Loans denominated in a Qualified Foreign Global Currency or any Alternative Currency Letters of Credit, the Administrative Agent shall (i) determine the Exchange Rate as of such Exchange Rate Date to be used for calculating the Dollar Equivalent amounts of each currency in which a Global Revolving Loan, Alternative Currency Letter of Credit or unreimbursed LC Disbursement is denominated and (ii) give notice thereof to the Borrower and the Lenders. The Exchange Rates so determined shall remain effective until the next succeeding Exchange Rate Date and shall (other than for the purpose of converting into Dollars, under Sections 3.5, 3.6, 3.8, 3.9 and the obligations of the Borrowers and the Domestic Revolving Lenders in respect of LC Disbursements that have not been reimbursed when due) be the Exchange Rates employed in converting any amounts between the applicable currencies pursuant to this Agreement.

     (b) Not later than 5:00 p.m., New York City time, on each Exchange Rate Date, the Administrative Agent shall (i) determine the Global Revolving Exposure or the Alternative Currency LC Exposure, as the case may be, on such date (after giving effect to any Global Revolving Loans to be made or any Alternative Currency Letters of Credit to be issued, renewed, extended or terminated in connection with such determination) and (ii) notify the Borrower and, if applicable, each Issuing Bank of the results of such determination.
     1.5. Currency Conversion.
     (a) If more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into or paid in the currency or currency unit of that country designated by the Administrative Agent in consultation with Borrower and (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for conversion of that currency or currency unit into the other, rounded up or down by the Administrative Agent as it deems appropriate.
     (b) If a change in any currency of a country occurs, this Agreement shall be amended (and each party hereto agrees to enter into any supplemental agreement necessary to effect any such amendment) to the extent that the Administrative Agent specifies to be necessary to reflect the change in currency and to put the Lenders in the same position, so far as possible, that they would have been in if no change in currency had occurred.
ARTICLE II.
THE FACILITY
     2.1. The Facility.
     (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and General Partner contained herein, each Lender in the applicable Facility agrees, severally and not jointly, (i) to make Domestic Revolving Loans in Dollars to the Borrower from time to time prior to the Maturity Date in an aggregate principal amount that will not result in such Lender’s Domestic Revolving Exposure exceeding such Lender’s Domestic Revolving Commitment, or the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans to exceed the aggregate amount of the Domestic Revolving Commitment, and (ii) to make Global Revolving Loans in Dollars or in one or more other Qualified Global Currencies (as specified in the Borrowing Notices with respect thereto) from time to time prior to the Maturity Date in an aggregate principal amount that will not result in such Lender’s Global Revolving Exposure exceeding such Lender’s Global Revolving Commitment. The Borrowings may be ratable Adjusted Prime Rate

Borrowings (but only Loans in Dollars can be Adjusted Prime Rate Borrowings), ratable Eurocurrency Borrowings, non-pro rata Swingline Loans or non-pro rata Competitive Bid Loans. This Facility is a revolving credit facility and, subject to the provisions of this Agreement, Borrower may request Borrowings hereunder, repay such Borrowings and reborrow Borrowings at any time prior to the Maturity Date.
     (b) The Facility created by this Agreement, and that Commitment of each Lender to lend hereunder, shall terminate on the Maturity Date, unless sooner terminated in accordance with the terms of this Agreement.
     (c) In no event shall the Aggregate Commitment exceed Seven Hundred Million Dollars ($700,000,000).
     2.2. Principal Payments.
     (a) Any outstanding Borrowings (other than Competitive Bid Loans) and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date. Each Competitive Bid Loan shall be paid in full on the last day of the applicable Interest Period as described in Section 2.17 below.
     (b) If on any Exchange Rate Date relating to the Global Revolving Facility, the Total Global Exposure exceeds 105% of the total Global Revolving Commitments, the Borrower shall, without notice or demand, within three (3) Business Days after such Exchange Rate Date, prepay (or cause the Borrower to prepay) Global Revolving Loans in an aggregate amount such that, after giving effect thereto, the Total Global Exposure does not exceed the total Global Revolving Commitments. If on any Exchange Rate Date relating to the Domestic Revolving Facility, the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans exceeds 105% of the aggregate Domestic Revolving Commitments, the Borrower shall, without notice or demand, within three (3) Business Days after such Exchange Rate Date, prepay Borrowings or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 3.9 in an aggregate amount such that, after giving effect thereto, the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans does not exceed the aggregate Domestic Revolving Commitments.
     2.3. Requests for Borrowings; Responsibility for Borrowings. Ratable Borrowings shall be made available to Borrower by Administrative Agent in accordance with Section 2.1(a) and Section 2.6 hereof. The obligation of each Lender to fund its Domestic Percentage of each ratable Borrowing shall be several and not joint.
     2.4. Evidence of Credit Extensions. The Borrowings of each Lender outstanding at any time (other than Competitive Bid Loans) shall be evidenced by the Notes. Each Note executed by the Borrower shall be in a maximum principal amount equal to, with respect to each Lender, its applicable percentage of the then current Aggregate Commitment. Each Lender shall record Borrowings and principal payments thereof on the schedule attached to its Note or, at its option, in its records, and each Lender’s record thereof shall be conclusive absent Borrower furnishing to such Lender conclusive and irrefutable evidence of an error made by such Lender with respect to that Lender’s records. Notwithstanding the foregoing, the failure to make, or an error in making, a notation with respect to any Borrowing shall not limit or otherwise affect the obligations of Borrower hereunder or under the Notes to pay the amount actually owed by Borrower to Lenders.
     2.5. Loans and Borrowings.
     (a) Each Loan (other than a Swingline Loan or Competitive Bid Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.
     (b) Subject to Section 4.3, (i) each Borrowing denominated in Dollars shall be comprised entirely of Adjusted Prime Rate Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (ii) each Borrowing denominated in a Qualified Foreign Global Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan shall be a Adjusted Prime Rate Loan under the Domestic Revolving Facility. Each Competitive Bid Loan shall be deemed outstanding under the Domestic Revolving Facility. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) No more than ten (10) Eurocurrency Borrowings may be outstanding at any one time under the Facilities.
     (d) Notwithstanding any other provision of this Agreement, a Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     2.6. Requests for Borrowings.
     (a) To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a “Borrowing Notice”) (A) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time (or if the request is delivered in London, 11:00 a.m., London time), three Business Days before the date of the proposed Borrowing (or if the request is delivered in London, four Business Days before the date of the proposed Borrowing) or (B) in the case of a Adjusted Prime Rate Borrowing, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of a Adjusted Prime Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 3.5 may be given not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Notice shall be irrevocable and shall be confirmed promptly by delivery to the

Administrative Agent of a written Borrowing Notice in a form reasonably approved by the Administrative Agent. Each such telephonic and written Borrowing Notice shall specify the following information in compliance with Section 2.6; (i) the Borrower requesting such Borrowing; (ii) the Class and Type of the requested Borrowing; (iii) the aggregate amount of such Borrowing; (iv) the date of such Borrowing, which shall be a Business Day; (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6; and (vii) the currency of such Borrowing (which shall be in Dollars in the case of Domestic Revolving Loans and Swingline Loans, and Competitive Bid Loans, and otherwise shall be in a Qualified Global Currency). If no election as to the currency of a Global Revolving Borrowing is specified in any such notice, then the requested Borrowing shall be denominated in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Adjusted Prime Rate Borrowing if denominated in Dollars or a Eurocurrency Borrowing if denominated in a Qualified Foreign Global Currency. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Notice in accordance with this Section, the Administrative Agent shall advise each relevant Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
The Borrower shall also deliver together with each Borrowing Notice the compliance certificate required in Section 5.2 and otherwise comply with the conditions set forth in Section 5.2 for Borrowings.
Not later than 1:00 p.m. (New York City time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in New York City to the Administrative Agent. Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower.
Not later than 1:00 p.m. (London time) on each Borrowing Date for Loans in Qualified Foreign Global Currency, each Lender shall make available its Loan or Loans, in funds immediately available to the Administrative Agent. Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower.
     (b) Administrative Agent shall, as soon as practicable after receipt of a Borrowing Notice, determine the Adjusted LIBOR Rate applicable to the requested ratable Eurocurrency Borrowing and inform Borrower and Lenders of the same. Each determination of the Adjusted LIBOR Rate by Administrative Agent shall be conclusive and binding upon Borrower in the absence of manifest error.
     (c) If Borrower shall prepay a Eurocurrency Borrowing other than on the last day of the LIBOR Interest Period applicable thereto, Borrower shall be responsible to pay all amounts due to Lenders as required by Section 4.4 hereof. The Lenders shall not be obligated to match fund their Eurocurrency Borrowings.

     (d) As of the end of each LIBOR Interest Period selected for a ratable Eurocurrency Borrowing (other than Borrowings in a Qualified Foreign Global Currency), the interest rate on the Eurocurrency Borrowing will become the Adjusted Prime Rate, unless Borrower has once again selected a LIBOR Interest Period in accordance with the timing and procedures set forth in Section 2.7.
     (e) The right of Borrower to select the Adjusted LIBOR Rate for a Borrowing pursuant to this Agreement is subject to the availability to Lenders of a similar option. If Administrative Agent determines that (i) deposits of Dollars in an amount approximately equal to the Eurocurrency Borrowing for which the Borrower wishes to select the Adjusted LIBOR Rate are not generally available at such time in the London interbank eurodollar market, or (ii) the rate at which the deposits described in subsection (i) herein are being offered will not adequately and fairly reflect the costs to Lenders of maintaining an Adjusted LIBOR Rate on a Borrowing or of funding the same in such market for such LIBOR Interest Period, or (iii) reasonable means do not exist for determining an Adjusted LIBOR Rate, or (iv) the Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then in any of such events, Administrative Agent shall so notify Borrower and Lenders and such Borrowing shall bear interest at the Adjusted Prime Rate.
     2.7. Interest Elections.
     (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or as set forth in Section 2.6 if no Interest Period is specified). Thereafter, a Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, a Borrower may not (i) elect to convert the currency in which any Loans are denominated, (ii) elect to convert Qualified Foreign Global Currency Loans from Eurocurrency Loans to Adjusted Prime Rate Loans, (iii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.5(d), (iv) elect to convert any Adjusted Prime Rate Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.5, (v) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans made to such Borrower in the same currency on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.10 or (vi) elect to convert or continue any Swingline Loans.

     (b) To make an election pursuant to this Section (an “Interest Election Request”), a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.6 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent (hereinafter referred to as a “Conversion/Continuation Notice”).
     (c) Each telephonic and written Conversion/Continuation Notice shall specify the following information in compliance with Section 2.5 and paragraph (a) of this Section: (i) the Borrowing to which such Conversion/Continuation Notice applies; (ii) the effective date of the election made pursuant to such Conversion/Continuation Notice, which shall be a Business Day; (iii) whether the resulting Borrowing is to be a Adjusted Prime Rate Borrowing or a Eurocurrency Borrowing; and (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election. If any such Conversion/Continuation Notice requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of a Conversion/Continuation Notice, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a Eurocurrency Borrowing denominated in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Adjusted Prime Rate Borrowing. If the Borrower fails to deliver a timely Conversion/Continuation Notice with respect to a Eurocurrency Borrowing denominated in a Qualified Foreign Global Currency prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall automatically continue as a Eurocurrency Loan having an Interest Period of one month.
     (f) Notwithstanding anything to the contrary contained in Sections 2.7, no Borrowing may be converted into a Eurocurrency Borrowing or continued as a Eurocurrency Borrowing (except with the consent of the Required Lenders) when any Monetary Default or Event of Default has occurred and is continuing.
     2.8. Applicable Margins. The Prime Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different types of Borrowings shall vary from time to time in accordance with the ratings for Borrower’s or General Partner’s long-term, senior unsecured debt as follows:

     Rating Period:

Rating Level of Lower			Prime
of Two Highest	LIBOR		Applicable
Ratings*	Applicable Margin	Facility Fee	Margin
A-/A3	0.325%	0.10%	0%
BBB+/Baa1	0.375%	0.125%	0%
BBB/Baa2	0.475%	0.15%	0%
BBB-/Baa3	0.75%	0.175%	0%
Below BBB- or Baa3	1.00%	0.20%	0.15%

*	The letter categories used above are established by reference to S&P and Moody’s categories, respectively. At least one of S&P or Moody’s ratings must always be included in the two ratings used
     All margins and fees change as and when the applicable rating level changes. In the event an agency issues different ratings for the Borrower and the General Partner, then the higher rating of the two entities shall be deemed to be the rating from such agency.
     2.9. Other Fees.
     (a) The Borrower shall pay the fee due to the Administrative Agent in connection with Competitive Bid Loans as described in Section 2.17. The Borrower agrees to pay all other fees payable to the Administrative Agent and J.P. Morgan Securities Inc. pursuant to the Borrower’s prior letter agreements with them.
     (b) The Borrower shall pay a fee (“Facility Fee”) to the Administrative Agent for the account of the Lenders equal to the applicable Facility Fee Rate in effect from time to time, as shown in Section 2.8 hereof, times the then aggregate amount of the Domestic Revolving Commitments and the Global Revolving Commitments, to be shared among the Lenders based on each Lender’s applicable percentage of the Aggregate Commitment. The Facility Fee shall be paid quarterly in arrears on the Payment Date.
     2.10. Minimum Amount of Each Borrowing. Each Eurocurrency Borrowing shall be in the minimum amount of $2,000,000 (and in multiples of $100,000 if in excess thereof), and each Adjusted Prime Rate Borrowing shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Adjusted Prime Rate Borrowing may be in the amount of the unused Aggregate Commitment.
     2.11. Interest.
     (a) The outstanding principal balance under the Notes shall bear interest from time to time at a rate per annum equal to:

     (i) the Adjusted Prime Rate; or
     (ii) at the election of Borrower in accordance with Section 2.7 with respect to all or portions of the Obligations, the Adjusted LIBOR Rate.
     (b) All interest shall be calculated for actual days elapsed on the basis of a 360-day year except that interest on loans denominated in Sterling shall be calculated on the basis of a 365-day year. Interest accrued on each Borrowing (other than Competitive Bid Loans) shall be payable on the first day of each calendar month in arrears from time to time while such Borrowing is outstanding. Interest shall not be payable for the day of any payment on the amount paid if payment is received by Administrative Agent prior to 1:00 p.m. (New York City time). If any payment of principal or interest under the Notes shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a payment of principal, such extension of time shall be included in computing interest due in connection with such payment; provided that for purposes of Section 10.1 hereof, any payments of principal described in this sentence shall be considered to be “due” on such next succeeding Business Day.
     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without set-off, deduction, or counterclaim, in immediately available funds to Administrative Agent at the New York Administrative office for payments in Dollars, and at the London Administrative Office for payments in currencies other than Dollars, or at any other Lending Installation of Administrative Agent specified in writing by Administrative Agent to Borrower, by 1:00 p.m. New York time (or if the payment is made to the London Administrative Office, 2:00 p.m. London time) on the date when due and shall be applied ratably by Administrative Agent among Lenders in the Domestic Revolving Facility or Global Revolving Facility, as the case may be. Except as otherwise specified in this Agreement, each such payment shall be made in Dollars. Each payment delivered to Administrative Agent for the account of any Lender shall be delivered promptly by Administrative Agent to such Lender in the same type of funds that Administrative Agent received at its address specified herein or at any Lending Installation specified in a notice received by Administrative Agent from such Lender. Payments not made by Administrative Agent within one Business Day after receipt shall accrue interest at Federal Funds Effective Rate. Administrative Agent is hereby authorized to charge the account of Borrower maintained with JPMCB for each payment of principal, interest and fees as it becomes due hereunder.
     2.13. Default. Notwithstanding the foregoing, during the continuance of a Monetary Default or an Event of Default, Borrower shall not have the right to request a Eurocurrency Borrowing, request a Competitive Bid Loan, select a new LIBOR Interest Period for an existing ratable Eurocurrency Borrowing or convert any Adjusted Prime Rate Borrowing to a ratable Eurocurrency Borrowing. During the continuance of a Monetary Default or an Event of Default, at the election of the Required Lenders, by notice to Borrower, outstanding Borrowings shall bear interest at the applicable Default Rates until such Monetary Default or Event of Default ceases to exist or the Obligations are paid in full.

     2.14. Lending Installations. Each Lender may book its Borrowings at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and Borrower, designate a Lending Installation through which Borrowings will be made by it and for whose account payments are to be made.
     2.15. Non-Receipt of Funds by Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies Administrative Agent prior to the date on which it is scheduled to make payment to Administrative Agent of (i) in the case of a Lender, a Borrowing, or (ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment in the applicable currency, Administrative Agent may assume that such payment has been made. Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to Administrative Agent, the recipient of such payment shall, promptly after demand by Administrative Agent, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate (as determined by Administrative Agent) or the Administrative Agent’s overdraft for Qualified Foreign Global Currencies for such day or (ii) in the case of payment by Borrower, the interest rate applicable to the relevant Borrowing.
     2.16. Swingline Loans. In addition to the other options available to Borrower hereunder, the Swingline Lenders’ Domestic Revolving Commitment shall be available for Swingline Loans subject to the following terms and conditions. Swingline Loans shall be made available for same day borrowings provided that notice is given in accordance with Section 2.6 hereof. All Swingline Loans shall bear interest at the Adjusted Prime Rate and shall be deemed to be Adjusted Prime Rate Borrowings. Swingline Loans shall be funded, first, by JPMCB in an amount not to exceed the maximum amount it is required to disburse pursuant to the next sentence, and second, by Wachovia Bank, National Association, in an amount not to exceed the maximum amount it is required to disburse pursuant to the next sentence. In no event shall a Swingline Lender be required to fund a Swingline Loan if it would increase the total aggregate outstanding Loans by such Swingline Lender hereunder plus its LC Exposure to an amount in excess of its aggregate Domestic Revolving Commitment. Upon request of the Swingline Lenders made to all the Domestic Revolving Lenders, each Domestic Revolving Lender irrevocably agrees to purchase its Domestic Percentage of any Swingline Loan made by the Swingline Lenders regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of an Event of Default hereunder provided that such Event of Default did not exist at the time the Swingline Loan was made and provided further that no Lender shall be required to have its Domestic Revolving Exposure to be greater than its Domestic Revolving Commitment. Such purchase shall take place on the date of the request by Swingline Lenders so long as such request is made by 1:00 p.m. (New York time), otherwise on the Business Day following such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Loan shall, to the extent purchased, (i) be treated as a Loan made by the purchasing Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note, and (ii) shall no longer be considered a Swingline Loan except that all interest accruing on or attributable to such Swingline Loan for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lenders and all such amounts accruing on or attributable to such Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Lenders. If prior to purchasing its Domestic Percentage of a Swingline Loan one of the events described in Section 10.10 shall have occurred and such event prevents the consummation of the purchase contemplated by preceding provisions, each Domestic Revolving Lender will purchase an undivided participating interest in the outstanding Swingline Loan in an amount equal to its Domestic Percentage of such Swingline Loan. From and after the date of each Lender’s purchase of its participating interest in a Swingline Loan, if the Swingline Lenders receive any payment on account thereof, the Swingline Lenders will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lenders and is required to be returned to the Borrower, each Lender will return to the Swingline Lenders any portion thereof previously distributed by the Swingline Lender to it. If any Domestic Revolving Lender fails to so purchase its Domestic Percentage of any Swingline Loan, such Lender shall be deemed to be a Defaulting Lender hereunder. No Swingline Loan shall be outstanding for more than five (5) days at a time and Swingline Loans shall not be outstanding for more than a total of ten (10) days during any month.
     2.17. Competitive Bid Loans.
     (a) Competitive Bid Option. In addition to ratable Borrowings pursuant to Section 2.6, but subject to the terms and conditions of this Agreement (including, without limitation the limitation set forth in Section 2.1(a) as to the maximum Total Domestic Exposure), the Borrower may, as set forth in this Section 2.17, but only during a Rating Period, request the Lenders, prior to the Maturity Date, to make offers to make Competitive Bid Loans to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.17. Competitive Bid Loans shall be evidenced by the Competitive Bid Notes.
     (b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.17, it shall transmit to the Administrative Agent by telecopy a Competitive Bid Quote Request substantially in the form of Exhibit C-1 hereto so as to be received no later than (i) 11:00 a.m. (New York time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a request for a Competitive LIBOR Margin or (ii) 10:00 a.m. (New York time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of a request for an Absolute Rate specifying:
     (i) the proposed Borrowing Date for the proposed Competitive Bid Loan,
     (ii) the requested aggregate principal amount of such Competitive Bid Loan,
     (iii) whether the Competitive Bid Quotes requested are to set forth a Competitive LIBOR Margin or an Absolute Rate, or both, and
     (iv) the LIBOR Interest Period, if a Competitive LIBOR Margin is requested, or the Absolute Interest Period, if an Absolute Rate is requested.
The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period (but not more than five Interest Periods) in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the form of Exhibit C-1 hereto shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection by telecopy.
     (c) Invitation for Competitive Bid Quotes. Promptly and in any event before the close of business on the same Business Day of receipt of a Competitive Bid Quote Request that is not rejected pursuant to Section 2.17(b), the Administrative Agent shall send to each of the Lenders by telecopy an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C-2 hereto, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.17.
     (d) Submission and Contents of Competitive Bid Quotes.
     (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.17(d) and must be submitted to the Administrative Agent by telex or telecopy at its offices not later than (a) 3:00 p.m. (New York time) at least four Business Days prior to the proposed Borrowing Date, in the case of a request for a Competitive LIBOR Margin or (b) 10:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and rate as the Borrower and the Administrative Agent may agree); provided that Competitive Bid Quotes submitted by JPMCB may only be submitted if the Administrative Agent or JPMCB notifies the Borrower of the terms of the Offer or Offers contained therein no later than 30 minutes prior to the latest time at which the relevant Competitive Bid Quotes must be submitted by the other Lenders. Subject to the Borrower’s compliance with all other conditions to disbursement herein, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.
     (ii) Each Competitive Bid Quote shall be in substantially the form of Exhibit C-3 hereto and shall in any case specify:
     (1) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes,
     (2) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, (2) must be at least $10,000,000 and an integral multiple of $1,000,000, and (3) may not exceed the principal amount of Competitive Bid Loans for which offers are requested,
     (3) as applicable, the Competitive LIBOR Margin and Absolute Rate offered for each such Competitive Bid Loan,
     (4) the minimum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower, and
     (5) the identity of the quoting Lender, provided that such Competitive Bid Loan may be funded by such Lender’s Designated Lender as provided in Section 2.17(j), regardless of whether that is specified in the Competitive Bid Quote.
     (iii) The Administrative Agent shall reject any Competitive Bid Quote that:
     (1) is not substantially in the form of Exhibit C-3 hereto or does not specify all of the information required by Section 2.17(d)(ii),
     (2) contains qualifying, conditional or similar language, other than any such language contained in Exhibit C-3 hereto,
     (3) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes, or
     (4) arrives after the time set forth in Section 2.17(d)(i).

If any Competitive Bid Quote shall be rejected pursuant to this Section 2.17(d)(iii), then the Administrative Agent shall notify the relevant Lender of such rejection as soon as practical.
     (e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.17(d) and (ii) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive LIBOR Margins or Absolute Rate, as the case may be, so offered.
     (f) Acceptance and Notice by Borrower. Not later than (i) 7:00 p.m. (New York time) at least four Business Days prior to the proposed Borrowing Date in the case of a request for a Competitive LIBOR Margin or (ii) 11:00 a.m. (New York time) on the proposed Borrowing Date, in the case of a request for an Absolute Rate (or, in either case upon reasonable prior notice to the Lenders, such other time and date as the Borrower and the Administrative Agent may agree), the Borrower shall notify the Administrative Agent of its acceptance or rejection of the offers so notified to it pursuant to Section 2.17(e); provided, however, that the failure by the Borrower to give such notice to the Administrative Agent shall be deemed to be a rejection of all such offers. In the case of acceptance, such notice (a “Competitive Bid Borrowing Notice”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.17(d)(iii)); provided that:
     (i) the aggregate principal amount of all Competitive Bid Loans to be disbursed on a given Borrowing Date may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,
     (ii) acceptance of offers may only be made on the basis of ascending Competitive LIBOR Margins or Absolute Rates, as the case may be, and
     (iii) the Borrower may not accept any offer that is described in Section 2.17(d)(iii) or that otherwise fails to comply with the requirements of this Agreement.
     (g) Allocation by Administrative Agent. If offers are made by two or more Lenders with the same Competitive LIBOR Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Lenders as nearly as possible (in such multiples, not greater than $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amount of such offers provided, however, that no Lender shall be allocated any Competitive Bid Loan which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Administrative Agent shall promptly, but in any event on the same Business Day, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the principal amounts of the Competitive Bid Loans allocated to each participating Lender.
     (h) Administration Fee. The Borrower hereby agrees to pay to the Administrative Agent an administration fee of $2,500 per each Competitive Bid Quote Request transmitted by the Borrower to the Administrative Agent pursuant to Section 2.17(b). Such administration fee shall be payable monthly in arrears on the first Business Day of each month and on the Maturity Date (or such earlier date on which the Aggregate Commitment shall terminate or be cancelled) for any period then ending for which such fee, if any, shall not have been theretofore paid.
     (i) Other Terms. Any Competitive Bid Loan shall not reduce the Commitment of the Bid Lender making such Competitive Bid Loan (except as the availability of other Borrowings is reduced by the increase in the Total Domestic Exposure due to such Competitive Bid Loan) and each such Bid Lender shall continue to be obligated to fund its full percentage of all pro rata Borrowings under the Domestic Revolving Facility or Global Revolving Facility as the case may be. In no event can the aggregate amount of all Competitive Bid Loans at any time exceed 50% of the then Aggregate Commitment. Competitive Bid Loans may not be continued and, if not repaid at the end of the Interest Period applicable thereto, shall (subject to the conditions set forth in this Agreement) be replaced by new Competitive Bid Loans made in accordance with this Section 2.17 or by ratable Borrowings in accordance with Section 2.6.
     (j) Designated Lenders. A Lender may designate its Designated Lender to fund a Competitive Bid Loan on its behalf as described in Section 2.17(d)(ii)(e). Any Designated Lender which funds a Competitive Bid Loan shall on and after the time of such funding become the obligee under such Competitive Bid Loan and be entitled to receive payment thereof when due. No Lender shall be relieved of its obligation to fund a Competitive Bid Loan, and no Designated Lender shall assume such obligation, prior to the time such Competitive Bid Loan is funded.
     2.18. Voluntary Reduction of Aggregate Commitment Amount. Upon at least five (5) days prior irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent, Borrower shall have the right to terminate the Commitments of any Class in their entirety or, from time to time, to reduce the amount of the Commitments of any Class provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any payments of Borrowings made on the effective date thereof, the Total Domestic Exposure plus Competitive Bid Loans then outstanding would exceed the remaining aggregate Domestic Revolving Commitments or the Total Global Exposure to exceed the remaining aggregate Global Revolving Commitments, subject to the provisions of the following grammatical paragraph. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple thereof and shall reduce permanently the Domestic Revolving Commitments or Global Revolving Commitments. Any such reduction shall reduce the Commitments of all of the Lenders ratably in proportion to their respective Commitments for that Class. Unless otherwise agreed by the Swingline Lender, any reduction in the Domestic Revolving Commitments shall reduce the maximum amount of Swingline Borrowings permitted hereunder by the same proportion. The Administrative Agent shall promptly forward to the Lenders any notice of termination or reduction of the Commitments for any Class.
     2.19. Increase in Aggregate Commitment. The Borrower shall also have the right from time to time to increase the Aggregate Commitments up to a maximum of $700,000,000 (comprised of Domestic Revolving Commitments of up to $600,000,000 and Global Revolving Commitments of up to $300,000,000, provided that the Aggregate Commitment cannot exceed $700,000,000) by either adding new banks as Lenders (subject to the Administrative Agent’s prior written approval of the identity of such new banks) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Commitments. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit K attached hereto by the Borrower, the Administrative Agent and the new bank or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. Each new Lender shall be entitled to require Borrower to deliver a Note to such Lender. On the effective date of each such increase in the Domestic Revolving Commitments and/or the Global Revolving Commitments as applicable, the Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase, by either funding more than its or their Domestic Percentage of new ratable Borrowings made on such date or purchasing shares of outstanding ratable Loans held by the other Lenders or a combination thereof, to hold its or their Domestic Percentage of all ratable Borrowings outstanding at the close of business on such day for such Class. The Lenders agree to cooperate in any required sale and purchase of outstanding ratable Borrowings to achieve such result. If such new or existing Lenders providing the increase purchase shares of outstanding ratable Domestic Revolving Loans held by the other Lenders on a date which is not the last day of the applicable Interest Period, Borrower will indemnify each Lender for any loss or cost incurred by such Lender resulting from the payment of any breakage fees relating to a ratable Eurocurrency Borrowing funded or maintained in connection with such a purchase. In no event will such new or existing Lenders providing the increase be required to fund or purchase a portion of any Competitive Bid Loan or Swingline Loan to comply with this Section on such date. In no event shall the Aggregate Commitment exceed $700,000,000 without the approval of all of the Lenders.

     2.20. Application of Moneys Received. All moneys collected or received by the Administrative Agent on account of the Facility directly or indirectly, shall be applied in the following order of priority:
     (i) to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;
     (ii) to the reimbursement of any yield protection due to any of the Lenders in accordance with Section 4.1;
     (iii) first to the payment of any fee due pursuant to Section 3.8(b) in connection with the issuance of a Facility Letter of Credit to the Issuing Bank until such fee is paid in full, then next to the payment of the Facility Fee and Facility Letter of Credit Fee to the Lenders, if then due, in that order on a pro rata basis in accordance with the respective amounts of such fees due to the Lenders and then finally to the payment of all fees then due to the Administrative Agent;
     (iv) to payment of the full amount of interest and principal on the Swingline Loans;
     (v) first to interest until paid in full and then to principal for all Lenders (other than Defaulting Lenders) (i) as allocated by the Borrower (unless an Event of Default exists) among the Facilities and between Competitive Bid Loans and ratable Borrowings (the amount allocated to ratable Borrowings under either of the Facilities to be distributed in accordance with the applicable pro rata shares of the outstanding amounts of the Lenders for the applicable Facility) or (ii) if an Event of Default exists, in accordance with the respective Funded Percentages of the Lenders until principal is paid in full, each Lender’s share of such payment to be allocated pro rata among the outstanding Classes and Types of Loans owed to such Lender and then to the Letter of Credit Collateral Account until the full amount of LC Exposures is on deposit therein;
     (vi) any other sums due to the Administrative Agent or any Lender under any of the Loan Documents; and
     (vii) to the payment of any sums due to each Defaulting Lender as their respective Domestic Percentages appear (provided that Administrative Agent shall have the right to set-off against such sums any amounts due from such Defaulting Lender).
     2.21. Special Provisions Regarding Foreign Currency Loans.
     (a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (i) all then outstanding Eurocurrency Borrowings denominated in a currency other than Dollars shall be automatically converted into Adjusted Prime Rate Borrowings denominated in Dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the applicable Eurocurrency Borrowings on the date such Sharing Event first occurred, which Loans denominated in Dollars (1) shall thereafter continue to be deemed to be Adjusted Prime Rate Borrowings and (2) unless the Sharing Event resulted solely from a termination of the Commitments, shall be immediately due and payable on the date such Sharing Event has occurred) and (ii) unless the Sharing Event resulted solely from a termination of the Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans shall be immediately due and payable in Dollars, using the Dollar Equivalent of such accrued and unpaid interest and other amounts.
     (b) Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 2.21(a), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in Dollars) undivided participating interests in all such Loans outstanding so that each Lender shall have a share of such outstanding Loans equal to its pro rata share of the aggregate Domestic Revolving Commitments, and aggregate Global Revolving Commitments (provided that if such purchase of a participating interest would increase the Lender’s Revolving Exposure to an amount greater than its Revolving Commitment then the amount of the participation it would be required to purchase would be reduced by such excess amount). Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the amount of Dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to this Section in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

     (c) Upon the occurrence of a Sharing Event all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurocurrency Borrowings initially denominated in a Qualified Foreign Global Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in Dollars as if such Eurocurrency Borrowing had originally been made in Dollars.
     (d) If any amount required to be paid by any Lender pursuant to Section 2.21(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to Section 2.21(b), such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations multiplied by (ii) the daily average Federal Funds Effective Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent multiplied by (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.21(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to Adjusted Prime Rate Borrowings. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section shall be conclusive and binding.
     (e) Each Lender’s obligation to purchase participating interests pursuant to this Section shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, (iii) any adverse change in the condition (financial or otherwise) of any Party or any other Person, (iv) any breach of this Agreement by any Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (f) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section, increased Taxes may be owing by the Borrower pursuant to Section 4.5, which Taxes shall be paid (to the extent provided in Section 4.5) by the Borrower, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section.
ARTICLE III.
THE LETTER OF CREDIT SUBFACILITY
     3.1. Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower and the General Partner herein set forth, the Issuing Bank hereby agrees to issue for the account of Borrower, one or more Facility Letters of Credit in accordance with this Article III, from time to time during the period commencing on the Agreement Execution Date and ending on a date one Business Day prior to the Maturity Date. The parties acknowledge that there are certain Facility Letters of Credit that were issued under the Existing Credit Agreement which Borrower has requested remain outstanding under this Agreement. Accordingly, from and after the date of the first Borrowing hereunder, the Facility Letters of Credit identified in Schedule 3.1 shall be deemed issued pursuant to the terms of this Agreement and shall be subject to all of the terms and conditions contained herein as if such Facility Letters of Credit were issued hereunder.
     3.2. Types and Amounts. The Issuing Bank shall not have any obligation to:
     (i) issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;
     (ii) issue any Facility Letter of Credit if, after giving effect thereto, either (1) the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans would exceed the aggregate Domestic Revolving Commitments, or (2) the LC Exposure would exceed $50,000,000;
     (iii) issue any Alternative Currency Letter of Credit if it has determined that it is unlawful to fund obligations in the Alternative Currency in which it is denominated;
     (iv) issue any Facility Letter of Credit having an expiration date, or containing automatic extension provision to extend such date, to a date which is after the Business Day immediately preceding the Maturity Date; or

     (v) issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date, to a date which is more than twelve (12) months after the date of its issuance.
     3.3. Conditions. In addition to being subject to the satisfaction of the conditions contained in Article V hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
     (i) the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;
     (ii) as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular; and
     (iii) there shall not exist any Default or Event of Default.
     3.4. Procedure for Issuance of Facility Letters of Credit.
     (a) Borrower shall give the Issuing Bank and the Administrative Agent at least two (2) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”), a copy of which shall be sent immediately to all Lenders (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Administrative Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Administrative Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an authorized officer, or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an authorized officer, the substance of which notice shall be promptly forwarded to all Lenders); such notice shall be irrevocable and shall specify:
     (1) whether the requested Facility Letter of Credit is, in Borrower’s belief, a Financial Letter of Credit or a Performance Letter of Credit;

     (2) the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);
     (3) the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);
     (4) the date on which such requested Facility Letter of Credit is to expire;
     (5) the purpose for which such Facility Letter of Credit is to be issued;
     (6) the Person for whose benefit the requested Facility Letter of Credit is to be issued;
     (7) any special language required to be included in the Facility Letter of Credit;
     (8) whether an Alternative Currency Letter of Credit is being requested and, if so, in which Alternative Currency, provided that if no Alternative Currency is requested, the Facility Letter of Credit shall be issued in Dollars.
At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued. Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than 3:00 p.m. (New York time) on the last Business Day on which notice can be given under this Section 3.4(a). Following receipt of such notice and prior to the issuance of the requested Facility Letter of Credit, the Administrative Agent shall notify the Borrower, and the applicable Issuing Bank of the amount of the Total Domestic Exposure after giving effect to (i) the issuance of such Facility Letter of Credit, (ii) the issuance or expiration of any other Facility Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Facility Letter of Credit and (iii) the borrowing or repayment of any Domestic Revolving Loans or Swingline Loans that (based upon notices delivered to the Administrative Agent by the Borrower) are to be borrowed or repaid prior to the requested date of issuance of such Facility Letter of Credit. A Facility Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Facility Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000, and (ii) the Total Domestic Exposure plus the amount of all outstanding Competitive Bid Loans shall not exceed the aggregate Domestic Revolving Commitments. A Facility Letter of Credit shall not be issued, extended or renewed if the Issuing Bank has received written notice from the Administrative Agent at least one (1) Business Day prior to the date of such requested issuance, extension or renewal, that one or more applicable conditions contained in

Section 5.2 shall not be satisfied. Administrative Agent shall promptly give a copy of the Letter of Credit Request to the other Lenders.
     (b) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Article V hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 3.6(a), or (iii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 3.2.
     (c) The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”), which shall indicate the Issuing Bank’s reasonable determination as to whether such Facility Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit, which determination shall be conclusive absent manifest error.
     (d) The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 3.4 are met as though a new Facility Letter of Credit was being requested and issued.
     3.5. Reimbursement Obligations; Duties of Issuing Bank.
     (a) If the applicable Issuing Bank shall make any LC Disbursement in respect of a Facility Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in Dollars, or (subject to the two immediately succeeding sentences) the applicable Alternative Currency, not later than 12:00 noon, New York City time, as applicable, on the date that such LC Disbursement is made, if such Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, as applicable, on such date, or, if such notice has not been received by such Borrower prior to such time on such date, then not later than 12:00 noon, New York time, as applicable, on the Business Day immediately following the day that such Borrower receives such notice; provided that, in the case of any LC Disbursement made in Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.6 that such payment be financed in Dollars with a Adjusted Prime Rate Borrowing under the Domestic Revolving Facility or Swingline Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Adjusted Prime Rate Borrowing or Swingline Loan. If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, such Borrower shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement. If the Borrower fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, such Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Domestic Revolving Lender of the applicable LC Disbursement, the Dollar Equivalent thereof (if such LC Disbursement relates to an Alternative Currency Letter of Credit), the payment then due from such Borrower in respect thereof and such Lender’s Domestic Percentage thereof. Promptly following receipt of such notice, each Domestic Revolving Lender shall pay to the Administrative Agent in Dollars its Domestic Percentage of the payment then due from the Borrower (determined as provided in clause (i) above, if such payment relates to an Alternative Currency Letter of Credit), in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Domestic Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Domestic Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from any Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Domestic Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Domestic Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Adjusted Prime Rate Domestic Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve any Borrower of its obligation to reimburse such LC Disbursement.
     (b) If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (in the local time where the LC Disbursement is made regardless of when such reimbursement is due under Section 3.5(a)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to, but excluding, the date that such Borrower reimburses such LC Disbursement, at the rate per annum then applicable to

Adjusted Prime Rate Borrowings; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (a) of this Section, then Section 2.6 shall apply; provided further that, in the case of an LC Disbursement made under an Alternative Currency Letter of Credit, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on or before the Business Day immediately succeeding such LC Disbursement, (A) be payable in the applicable Alternative Currency and (B) if not reimbursed on the date of such LC Disbursement, bear interest at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time and (ii) in the case of any LC Disbursement that is reimbursed after the Business Day immediately succeeding such LC Disbursement (A) be payable in Dollars, (B) accrue on the Dollar Equivalent, calculated using the Exchange Rates on the date such LC Disbursement was made, of such LC Disbursement and (C) bear interest at the rate per annum then applicable to Adjusted Prime Rate Revolving Loans, subject to Section 2.6. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Domestic Revolving Lender pursuant to Section 3.5 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment
     3.6. Participation.
     (a) Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in Section 3.4, each Domestic Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Domestic Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder and under the Guaranty and other Loan Documents (using the Dollar Equivalent thereof in the case of any Alternative Currency Letters of Credit); provided that a Facility Letter of Credit issued by the Issuing Bank shall not be deemed to be a Facility Letter of Credit for purposes of this Section 3.6 if the Issuing Bank shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Facility Letter of Credit that one or more of the conditions contained in Section 5.2 is not then satisfied, and in the event the Issuing Bank receives such a notice it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or the Issuing Bank receives a notice from the Administrative Agent that such condition has been effectively waived in accordance with the provisions of this Agreement. Each Domestic Revolving Lender’s obligation to make further Domestic Revolving Loans to Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent letters of credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Lender’s Domestic Percentage of the undrawn portion of each Facility Letter of Credit outstanding.
     (b) In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 3.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Domestic Revolving Lender of such failure, and each Domestic Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Domestic Percentage of (i) each LC Disbursement made by such Issuing Bank in Dollars and (ii) the Dollar Equivalent, using the Exchange Rates on the date such payment is required, of each LC Disbursement made by such Issuing Bank in an Alternative Currency and, in each case, not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to such Borrower for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the Dollar Equivalent thereof using the Exchange Rates on the date of such refund). The failure of any Domestic Revolving Lender to make available to the Administrative Agent for the account of the Issuing Bank its Domestic Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Domestic Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Domestic Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Lender which fails to make any payment required pursuant to this Section 3.6(b) shall be deemed to be a Defaulting Lender hereunder.
     (c) Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Domestic Percentage thereof.
     (d) Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.
     (e) The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

     3.7. Payment of Reimbursement Obligations.
     (a) The Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Borrowings for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set-off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
     (ii) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);
     (iii) any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
     (v) the occurrence of any Default or Event of Default.
     (b) In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Domestic Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.
     3.8. Compensation for Facility Letters of Credit.
     (a) The Borrower shall pay to the Administrative Agent, for the ratable account of the Domestic Revolving Lenders, based upon such Lenders’ respective Domestic Percentages, a per annum fee (the “Facility Letter of Credit Fee”) with respect to each Facility Letter of Credit that is equal to (i) the LIBOR Applicable Margin in effect from time to time in the case of Financial Letters of Credit, and (ii) the LIBOR Applicable Margin from time to time minus 0.25% in the case of Performance Letters of Credit. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments on the first Business Day of each month following the issuance of any Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Maturity Date. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Domestic Revolving Lenders in accordance with their Domestic Percentages thereof. The Borrower shall not have any liability to any Lender for the failure of the Administrative Agent to promptly deliver funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.12 hereof. The Facility Letter of Credit Fee due in connection with a Facility Letter of Credit issued in an Alternative Currency shall be at the same per annum rate as specified above for Facility Letters of Credit issued in Dollars but shall be based on a Facility Letter of Credit amount calculated by multiplying (x) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (y) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.
     (b) The Issuing Bank also shall have the right to receive solely for its own account an issuance fee of 0.15% of the face amount of each Facility Letter of Credit, payable by the Borrower on the Issuance Date for each such Facility Letter of Credit. The Issuing Bank shall also be entitled to receive its reasonable out-of-pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.
     3.9. Letter of Credit Collateral Account. The Borrower hereby agrees that it will, until the Maturity Date, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XV, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 11.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of the Domestic Revolving Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 11.1 or Section 2.2 (b) hereof.
     3.10. Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article XI, all amounts (i) that a Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to this Agreement, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Domestic Revolving Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to Section 3.5 in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Domestic Revolving Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the applicable Issuing Bank or any Lender in respect of the Obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.
ARTICLE IV.
CHANGE IN CIRCUMSTANCES
     4.1. Yield Protection. If the adoption of or change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith (collectively, “Change in Law”):
     (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from Borrower (excluding federal and state taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of such taxation of payments to any Lender in respect of its Borrowings, its interest in the Facility Letters of Credit or other amounts due it hereunder, or
     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Borrowings), or
     (iii) imposes any other condition, and the result is to increase the cost of any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held, Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, then, within fifteen (15) days of demand by such Lender, Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Borrowings and its Commitment.
     4.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporate entity controlling such Lender is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Borrowings, its interest in the Facility Letters of Credit, or its obligation to make Borrowings hereunder or participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards”, including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. Without in any way affecting the Borrower’s obligation to pay compensation actually claimed by a Lender under this Section 4.2, the Borrower shall have the right to replace any Lender which has demanded such compensation provided that Borrower notifies such Lender that it has elected to replace such Lender and notifies such Lender and the Administrative Agent of the identity of the proposed replacement Lender not more than six (6) months after the date of such Lender’s most recent demand for compensation under this Section 4.2, and further provided that such replacement is otherwise in accordance with Section 4.7. The Lender being replaced shall assign its Commitment and its rights and obligations under this Facility to the replacement Lender in accordance with the requirements of Section 13.3 hereof and the replacement Lender shall assume such Domestic Percentage of the Aggregate Commitment and the related obligations under this Facility prior to the Maturity Date to be extended, all pursuant to an assignment agreement substantially in the form of Exhibit I hereto. The purchase by the replacement Lender shall be at par (plus all accrued and unpaid interest and any other sums owed to such Lender being replaced hereunder) which shall be paid to the Lender being replaced upon the execution and delivery of the assignment. The Lender being replaced shall continue to be entitled to the benefits of Sections 4.1, 4.2, 4.4, 4.5 and 14.6 for events recurring prior to assignment to the replacement Lender.
     4.3. Availability of Eurocurrency Borrowings. If any Lender determines that maintenance of any of its Eurocurrency Borrowings at a suitable Lending Installation would violate any applicable law, rule, regulation or directive of any Governmental Authority having jurisdiction, the Administrative Agent shall suspend by written notice to Borrower (with a copy thereof being delivered contemporaneously to Lenders) the availability of Eurocurrency Borrowings and require any Eurocurrency Borrowings to be repaid; or if the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund Eurocurrency Borrowings are not available, the Administrative Agent shall suspend by written notice to Borrower (with a copy thereof being delivered contemporaneously to Lenders) the availability of Eurocurrency Borrowings with respect to any Eurocurrency Borrowings made after the date of any such determination, or (ii) an interest rate applicable to a Eurocurrency Borrowing does not accurately reflect the cost of making a Eurocurrency Borrowing, and, if for any reason whatsoever the provisions of Section 4.1 are inapplicable, the Administrative Agent shall suspend by written notice to Borrower (with a copy thereof being delivered contemporaneously to Lenders) the availability of Eurocurrency Borrowings with respect to any Eurocurrency Borrowings made after the date of any such determination.
     4.4. Funding Indemnification. If any payment of a ratable Eurocurrency Borrowing or a Competitive Bid Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable Eurocurrency Borrowing or a Competitive Bid Loan is not made on the date specified by Borrower for any reason other than default by one or more of the Lenders, Borrower will indemnify each Lender for any loss or cost incurred by such Lender resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable Eurocurrency Borrowing or Competitive Bid Loan, as the case may be.
     4.5. Taxes.
     (i) All payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.5) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law, and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

     (iii) The Borrower hereby agrees to indemnify the Administrative Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 4.5) paid by the Administrative Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such Lender makes demand therefor pursuant to Section 4.6.
     (iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     (v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 4.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.
     (vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 4.5(vii) shall survive the payment of the Obligations and termination of this Agreement.
     (viii) Each of the Lenders represents that as of the Agreement Execution Date it is not aware of any facts that would give rise to a claim for additional payments under this Section 4.5.
     4.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Borrowings to reduce any liability of Borrower to such Lender under Sections 4.1, 4.2 and 4.5 or to avoid the unavailability of a Eurocurrency Borrowing, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 4.1, 4.2, 4.4 and 4.5 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. The amount due in such statement shall not include amounts due under Section 4.5 that are either attributable to facts known to the Lender as of the Agreement Execution Date or that relate to a time period more than ninety (90) days prior to the giving of such written statement. Determination of amounts payable under such Sections in connection with a Eurocurrency Borrowing shall be calculated as though each Lender funded its Eurocurrency Borrowing through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Adjusted LIBOR Rate applicable to such Borrowing, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by Borrower of the written statement. The obligations of Borrower under Sections 4.1, 4.2, 4.4 and 4.5 hereof shall survive payment of the Obligations and termination of this Agreement.
     4.7. Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 4.5, or (b) cannot maintain its Eurocurrency Borrowings at a suitable Lending Installation pursuant to Section 4.6, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the remaining Lenders, (ii) no Event of Default or (after notice thereof to Borrower) no Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 4.4 and 4.6 if any Eurocurrency Borrowing owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall continue to pay all amounts payable hereunder without setoff, deduction, counterclaim or withholding and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
     4.8. Change in Law. Notwithstanding any other provision of this Agreement, if, after the date hereof, (a) any Change in Law shall make it unlawful for any Issuing Bank to issue Facility Letters of Credit denominated in an Alternative Currency, or any Global Revolving Lender to make Global Revolving Loans denominated in a Qualified Foreign Global Currency, or (b) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates that would cause material restrictions on any Issuing Bank’s ability to issue Facility Letters of Credit denominated in such Alternative Currency for the account of a Borrower, or any Global Revolving Lender to make Global Revolving Loans denominated in a Qualified Foreign Global Currency, then by prompt written notice thereof to the Borrower and to the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (i) such Issuing Bank may declare that Facility Letters of Credit will not thereafter be issued by it in the affected Alternative Currency or Alternative Currencies, whereupon the affected Alternative Currency or Alternative Currencies shall be deemed (for the duration of such declaration) not to constitute an Alternative Currency for purposes of the issuance of Facility Letters of Credit by such Issuing Bank, (ii) such Global Revolving Lender may declare that Global Revolving Loans will not thereafter be made by it in the affected Qualified Foreign Global Currency or Qualified Foreign Global Currencies, whereupon the affected Qualified Global Currency or Qualified Foreign Global Currencies shall be deemed (for the duration of such declaration) not to constitute a Qualified Foreign Global Currency for purposes of the making of Global Revolving Loans by such Global Revolving Lender.
ARTICLE V.
CONDITIONS PRECEDENT
     5.1. Conditions Precedent to Closing. The Lenders shall not be required to make the initial Borrowing hereunder, nor shall the Issuing Bank be required to issue the initial Facility Letter of Credit hereunder, unless (i) the Borrower shall have paid all fees then due and payable to the Lenders, J.P. Morgan Securities, Inc., Wachovia Capital Markets, LLC and the Administrative Agent hereunder, (ii) all of the conditions set forth in Section 5.2 are satisfied, and (iii) the Borrower shall have furnished to the Administrative Agent, in form and substance satisfactory to the Lenders and their counsel and with sufficient copies for the Lenders, the following:
     (a) Certificates of Limited Partnership/Incorporation. A copy of the Certificate of Limited Partnership for the Borrower and a copy of the articles of incorporation of General Partner, each certified by the appropriate Secretary of State or equivalent state official.
     (b) Agreements of Limited Partnership/Bylaws. A copy of the Agreement of Limited Partnership for the Borrower and a copy of the bylaws of the General Partner, including all amendments thereto, each certified by the Secretary or an Assistant Secretary of the General Partner as being in full force and effect on the Agreement Execution Date.
     (c) Good Standing Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where the Borrower and General Partner are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification (if issued) of (i) Borrower, and (ii) General Partner.
     (d) Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where the Borrower and General Partner maintain their principal place of business, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign corporation, as the case may be, for (i) Borrower, and (ii) General Partner.
     (e) Resolutions. A copy of a resolution or resolutions adopted by the Board of Directors of the General Partner, certified by the Secretary or an Assistant Secretary of the General Partner as being in full force and effect on the Agreement Execution Date, authorizing the Borrowings provided for herein and the execution, delivery and performance of the Loan Documents by the General Partner to be executed and delivered by it hereunder on behalf of itself and Borrower.
     (f) Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of the General Partner and dated the Agreement Execution Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder.
     (g) Loan Documents. Originals of the Loan Documents (in such quantities as the Lenders may reasonably request), duly executed by authorized officers of the appropriate entity.
     (h) Opinion of Borrower’s Counsel. A written opinion, dated the Agreement Execution Date, from outside counsel for the Borrower which counsel is reasonably satisfactory to Administrative Agent, substantially in the form attached hereto as Exhibit E.
     (i) Opinion of General Partner’s Counsel. A written opinion, dated the Agreement Execution Date, from outside counsel for the General Partner which counsel is reasonably satisfactory to Administrative Agent, substantially in the form attached hereto as Exhibit F.
     (j) Prior Facility. The Lenders acknowledge that the Borrower has properly terminated the Existing Credit Agreement effective as of the Agreement Execution Date and shall immediately pay all outstanding obligations thereunder with the proceeds of the initial Borrowing hereunder. The Borrower has received letters from those Lenders under the Existing Credit Agreement that are not parties to this Agreement confirming their withdrawal from the Facility.
     (k) Financial and Related Information. The following information:
     (i) A certificate, signed by an officer of the Borrower, stating that on the Agreement Execution Date no Default or Event of Default has occurred and is continuing and that all representations and warranties of the Borrower contained herein are true and correct as of the Agreement Execution Date as and to the extent set forth herein, provided that such certificate shall not need to contain the detail required for the compliance certificate contemplated by Section 8.2 (iv) hereof so long as Borrower provides such a compliance certificate within thirty days after the date hereof;
     (ii) The most recent financial statements of the Borrower and General Partner and a certificate from a Qualified Officer of the Borrower that no change in the Borrower’s financial condition that would have a Material Adverse Effect has occurred since June 30, 2007;

     (iii) Written money transfer instructions, in substantially the form of Exhibit G hereto, addressed to the Administrative Agent and signed by a Qualified Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested; and
     (iv) Operating statements for the Unencumbered Assets and other evidence of income and expenses to assist the Administrative Agent in determining Borrower’s compliance with the covenants set forth in Article IX herein.
     (l) Change in Markets. The Administrative Agent shall have determined that (i) since August 20, 2007, there is an absence of any material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would likely impair syndication of the Loans hereunder and (ii) the Borrower has fully cooperated with the Administrative Agent’s syndication efforts including, without limitation, by providing the Administrative Agent with information regarding the Borrower’s operations and prospects and such other information as the Administrative Agreement deems necessary to successfully syndicate the Loans hereunder.
     (m) Other Evidence as any Lender May Require. Such other evidence as any Lender may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all necessary actions in any proceedings in connection herewith and compliance with the conditions set forth in this Agreement.
     When all such conditions have been fulfilled (or, in the Lenders’ sole discretion, waived by Lenders), the Lenders shall confirm in writing to Borrower that the initial Borrowing is then available to Borrower hereunder.
     5.2. Conditions Precedent to Subsequent Borrowings. Borrowings after the initial Borrowing shall be made from time to time as requested by Borrower, and the obligation of each Lender to make any Borrowing (including Swingline Loans and Competitive Bid Loans) and the obligation of the Issuing Bank to issue a Facility Letter of Credit is subject to the following terms and conditions:
     (a) prior to each such Borrowing no Default or Event of Default shall have occurred and be continuing under this Agreement or any of the Loan Documents and, if required by Administrative Agent, Borrower shall deliver a certificate of Borrower to such effect; and
     (b) The representations and warranties contained in Article VI and VII are true and correct as of such borrowing date, Issuance Date, or date of conversion and/or continuation as and to the extent set forth therein, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

     Subject to the last grammatical paragraphs of Article VI and VII hereof, each Borrowing Notice, Letter of Credit Request, and Conversion/Continuation Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(a) and (b) have been satisfied.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
     Borrower hereby represents and warrants to the Lenders that:
     6.1. Existence. Borrower is a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal place of business in the State of Illinois, and is duly qualified as a foreign limited partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns Properties and, except where the failure to be so qualified or to obtain such authority would not have a Material Adverse Effect, in each other jurisdiction in which its business is conducted. Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which it owns Property, and except where the failure to be so qualified or to obtain such authority would not have a Material Adverse Effect, in each other jurisdiction in which it conducts business.
     6.2. Corporate/Partnership Powers. The execution, delivery and performance of the Loan Documents required to be delivered by Borrower hereunder are within the partnership authority of such entity and the corporate powers of the general partners of such entity, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational instruments of such entity, or any instrument or agreement to which Borrower or General Partner is a party or by which Borrower, General Partner or any of their respective assets may be bound or affected.
     6.3. Power of Officers. The officers of the General Partner executing the Loan Documents required to be delivered by such entities hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such agreement, certificate or instrument was executed.
     6.4. Government and Other Approvals. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery or performance of the Loan Documents required hereunder.
     6.5. Solvency.
     (i) Immediately after the Agreement Execution Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Properties of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (ii) Borrower does not intend to, or to permit any of its Subsidiaries to incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     6.6. Compliance With Laws. There is no judgment, decree or order or any law, rule or regulation of any court or governmental authority binding on Borrower or any of its Subsidiaries which would be contravened by the execution, delivery or performance of the Loan Documents required hereunder.
     6.7. Enforceability of Agreement. This Agreement is the legal, valid and binding agreement of the Borrower, and the Notes when executed and delivered will be the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, and the Loan Documents required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally.
     6.8. Title to Property. To the best of Borrower’s knowledge after due inquiry, Borrower or its Subsidiaries has good and marketable title to the Properties and assets reflected in the financial statements as owned by it or any such Subsidiary free and clear of Liens except for the Permitted Liens. The execution, delivery or performance of the Loan Documents required to be delivered by the Borrower hereunder will not result in the creation of any Lien on the Properties. No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.
     6.9. Litigation. There are no suits, arbitrations, claims, disputes or other proceedings (including, without limitation, any civil, criminal, administrative or environmental proceedings), pending or, to the best of Borrower’s knowledge, threatened against or affecting the Borrower or any of the Properties, the adverse determination of which individually or in the aggregate would have a Material Adverse Effect on the Borrower and/or would cause a Material Adverse Financial Change of Borrower or materially impair the Borrower’s ability to perform its obligations hereunder or under any instrument or agreement required hereunder, except as disclosed on Schedule 6.9 hereto, or otherwise disclosed to Lenders in accordance with the terms hereof.
     6.10. Events of Default. No Default or Event of Default has occurred and is continuing or would result from the incurring of obligations by the Borrower under any of the Loan Documents or any other document to which Borrower is a party.
     6.11. Investment Company Act of 1940. Borrower is not and will by such acts as may be necessary continue not to be, an investment company within the meaning of the Investment Company Act of 1940.
     6.12. Public Utility Holding Company Act. The Borrower is not a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the definitions of the Public Utility Holding Company Act of 1935, as amended.
     6.13. Regulation U. The proceeds of the Borrowings will not be used, directly or indirectly, in a manner which would cause the Facility to be treated as a “Purpose Credit.”
     6.14. No Material Adverse Financial Change. To the best knowledge of Borrower, there has been no Material Adverse Financial Change in the condition of Borrower since the date of the financial and/or operating statements most recently submitted to the Lenders.
     6.15. Financial Information. All financial statements furnished to the Lenders by or at the direction of the Borrower and all other financial information and data furnished by the Borrower to the Lenders are complete and correct in all material respects as of the date thereof, and such financial statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the Borrower as of such date. The Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.
     6.16. Factual Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Lenders for purposes of or in connection with this Agreement and the other Loan Documents and the transactions contemplated therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Lenders will be, true and accurate (taken as a whole) in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.
     6.17. ERISA. (i) Borrower is not an entity deemed to hold “plan assets” within the meaning of ERISA or any regulations promulgated thereunder of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan within the meaning of Section 4975 of the Code, and (ii) the execution of this Agreement and the transactions contemplated hereunder do not give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     6.18. Taxes. All required tax returns have been filed by Borrower with the appropriate authorities except to the extent that extensions of time to file have been requested, granted and have not expired or except to the extent such taxes are being contested in good faith and for which adequate reserves, in accordance with GAAP, are being maintained.
     6.19. Environmental Matters. Except as disclosed in Schedule 6.19, each of the following representations and warranties is true and correct except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (i) To the knowledge of the Borrower, the Properties of Borrower, its Subsidiaries, and Investment Affiliates do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability under, Environmental Laws.
     (ii) Borrower has not received any written notice alleging that any or all of the Properties of Borrower and its Subsidiaries and Investment Affiliates and all operations at the Properties are not currently in compliance with all applicable Environmental Laws. Further, Borrower has not received any written notice alleging the current existence of any contamination at or under such Properties in amounts or concentrations which constitute a violation of any Environmental Law, or any violation of any Environmental Law with respect to such Properties for which Borrower, its Subsidiaries or Investment Affiliates is or could be liable.
     (iii) Neither Borrower nor any of its Subsidiaries or Investment Affiliates has received any written notice of current non-compliance, liability or potential liability regarding Environmental Laws with regard to any of the Properties, nor does it have knowledge that any such notice will be received or is being threatened.
     (iv) To the knowledge of Borrower during the ownership of the Properties by any or all of Borrower, its Subsidiaries and Investment Affiliates, Materials of Environmental Concern have not been transported or disposed of from the Properties of Borrower and its Subsidiaries and Investment Affiliates in violation of, or in a manner or to a location which could reasonably give rise to liability of Borrower, any Subsidiary, or any Investment Affiliate under, Environmental Laws, nor during the ownership of the Properties by any or all of Borrower, its Subsidiaries and Investment Affiliates have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of such Properties in violation of, or in a manner that could give rise to liability of Borrower, any Subsidiary or any Investment Affiliate under, any applicable Environmental Laws.
     (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower, any of its Subsidiaries, or any Investment Affiliate, is named as a party with respect to the Properties of such entity, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such Properties for which Borrower, its Subsidiaries, or any Investment Affiliate is or could be liable.
     (vi) To the knowledge of Borrower during the ownership of the Properties by any or all of Borrower, its Subsidiaries and Investment Affiliates, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties of Borrower and its Subsidiaries and Investment Affiliates, or arising from or related to the operations of such entity in connection with the Properties in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
     6.20. Insurance. Borrower maintains insurance on its properties consistent with the insurance maintained by other institutional owners of similar properties.
     6.21. No Brokers. Borrower has dealt with no brokers in connection with this Facility, and no brokerage fees or commissions are payable by or to any Person in connection with this Agreement or the Borrowings. Lenders shall not be responsible for the payment of any fees or commissions to any broker and Borrower shall indemnify, defend and hold Lenders harmless from and against any claims, liabilities, obligations, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) made against or incurred by Lenders as a result of claims made or actions instituted by any broker or Person claiming by, through or under Borrower in connection with the Facility.
     6.22. No Violation of Usury Laws. No aspect of any of the transactions contemplated herein violate or will violate any usury laws or laws regarding the validity of agreements to pay interest in effect on the date hereof.
     6.23. Not a Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.
     6.24. No Trade Name. Except for the name “First Industrial,” and except as otherwise set forth on Schedule 6.24 attached hereto, Borrower does not use any trade name and has not and does not do business under any name other than their actual names set forth herein. The principal place of business of Borrower is as stated in the recitals hereto.
     6.25. Subsidiaries. Schedule 6.25 hereto contains an accurate list of all of the presently existing Subsidiaries of Borrower, setting forth the percentage of their respective Capital Stock owned by it or its Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.
     6.26. Unencumbered Assets. Schedule 6.26 hereto contains a complete and accurate description of Unencumbered Assets as of June 30, 2007 and as supplemented from time to time including the entity that owns each Unencumbered Asset. With respect to each Project identified from time to time as an Unencumbered Asset, Borrower hereby represents and warrants as follows except to the extent disclosed in writing to the Lenders and approved by the Required Lenders (which approval shall not be unreasonably withheld):
     (a) No portion of any improvement on the Unencumbered Asset is located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968 or the Flood Disaster Protection Act of 1973, as amended, or any successor law, or, if located within any such area, Borrower has obtained and will maintain the insurance prescribed in Section 6.20 hereof.
     (b) To the Borrower’s knowledge, the Unencumbered Asset and the present use and occupancy thereof are in material compliance with all applicable zoning ordinances (without reliance upon adjoining or other properties), building codes, land use and Environmental Laws, and other similar laws (“Applicable Laws”).
     (c) The Unencumbered Asset is served by all utilities required for the current or contemplated use thereof. All utility service is provided by public utilities and the Unencumbered Asset has accepted or is equipped to accept such utility service.
     (d) All public roads and streets necessary for service of and access to the Unencumbered Asset for the current or contemplated use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public.
     (e) The Unencumbered Asset is served by public water and sewer systems or, if the Unencumbered Asset is not serviced by a public water and sewer system, such alternate systems are adequate and meet, in all material respects, all requirements and regulations of, and otherwise complies in all material respects with, all Applicable Laws with respect to such alternate systems.
     (f) Borrower is not aware of any latent or patent structural or other significant deficiency of the Unencumbered Asset. The Unencumbered Asset is free of damage and waste that would materially and adversely affect the value of the Unencumbered Asset, is in good repair and there is no deferred maintenance other than ordinary wear and tear. The Unencumbered Asset is free from damage caused by fire or other casualty. There is no pending or, to the actual knowledge of Borrower threatened condemnation proceedings affecting the Unencumbered Asset, or any material part thereof.
     (g) To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Unencumbered Asset are in a good and safe condition and repair and to Borrower’s knowledge, in material compliance with all Applicable Laws with respect to such systems.
     (h) All improvements on the Unencumbered Asset lie within the boundaries and building restrictions of the legal description of record of the Unencumbered Asset, no such improvements encroach upon easements benefiting the Unencumbered Asset other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Asset and no improvements on adjoining properties encroach upon the Unencumbered Asset or easements benefiting the Unencumbered Asset other than encroachments that do not materially adversely affect the use or occupancy of the Unencumbered Asset. All amenities, access routes or other items that materially benefit the Unencumbered Asset are under direct control of Borrower, constitute permanent easements that benefit all or part of the Unencumbered Asset or are public property, and the Unencumbered Asset, by virtue of such easements or otherwise, is contiguous to a physically open, dedicated all weather public street, and has the necessary permits for ingress and egress.
     (i) There are no delinquent taxes, ground rents, water charges, sewer rents, assessments, insurance premiums, leasehold payments, or other outstanding charges affecting the Unencumbered Asset except to the extent such items are being contested in good faith and as to which adequate reserves have been provided.
     (j) The Unencumbered Asset satisfies each of the requirements for an Unencumbered Asset as set forth in the definition thereof.
     A breach of any of the representations and warranties contained in this Section 6.26 with respect to a Project shall disqualify such Project from being an Unencumbered Asset for so long as such breach continues (unless otherwise approved by the Required Lenders) but shall not constitute a Default (unless the elimination of such Property as an Unencumbered Asset results in a Default under one of the other provisions of this Agreement).
     Borrower agrees that all of its representations and warranties set forth in Article VI of this Agreement and elsewhere in this Agreement are true on the Agreement Execution Date, and will be true on each Effective Date in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders), and will be true in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders) upon each request for disbursement of a Borrowing, provided that the Borrower shall only be obligated to update any Schedules referred to in this Article VI and the financial statements required under Section 8.2(i) on a quarterly basis, unless any change otherwise required to be disclosed could reasonably be expected to have a Material Adverse Effect. Each request for disbursement hereunder shall constitute a reaffirmation of such representations and warranties as deemed modified in accordance with the disclosures made and approved, as aforesaid, as of the date of such request and disbursement.

ARTICLE VII.
ADDITIONAL REPRESENTATIONS AND WARRANTIES
     The General Partner hereby represents and warrants to the Lenders that:
     7.1. Existence. The General Partner is a corporation duly organized and existing under the laws of the State of Maryland, with its principal place of business in the State of Illinois, is duly qualified as a foreign corporation and properly licensed (if required) and in good standing in each jurisdiction where the failure to qualify or be licensed (if required) would constitute a Material Adverse Financial Change with respect to the General Partner or have a Material Adverse Effect on the business or properties of the General Partner.
     7.2. Corporate Powers. The execution, delivery and performance of the Loan Documents required to be delivered by the General Partner hereunder are within the corporate powers of the General Partner, have been duly authorized by all requisite corporate action, and are not in conflict with the terms of any organizational instruments of the General Partner, or any instrument or agreement to which the General Partner is a party or by which General Partner or any of its assets is bound or affected.
     7.3. Power of Officers. The officers of the General Partner executing the Loan Documents required to be delivered by the General Partner hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such agreement, certificate or instrument was executed.
     7.4. Government and Other Approvals. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery or performance of the Loan Documents required hereunder.
     7.5. Compliance With Laws. There is no judgment, decree or order or any law, rule or regulation of any court or governmental authority binding on the General Partner which would be contravened by the execution, delivery or performance of the Loan Documents required hereunder.
     7.6. Enforceability of Agreement. This Agreement is the legal, valid and binding agreement of the General Partner, as the general partner of Borrower, enforceable against the General Partner in accordance with its respective terms, and the Loan Documents required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally.
     7.7. Liens; Consents. The execution, delivery or performance of the Loan Documents required to be delivered by the General Partner hereunder will not result in the creation of any Lien on the Properties other than in favor of the Lenders. No consent to the transactions hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.

     7.8. Litigation. There are no suits, arbitrations, claims, disputes or other proceedings (including, without limitation, any civil, criminal, administrative or environmental proceedings), pending or, to the best of General Partner’s knowledge, threatened against or affecting the General Partner or any of the Properties, the adverse determination of which individually or in the aggregate would have a Material Adverse Effect on the General Partner and/or would cause a Material Adverse Financial Change with respect to the General Partner or materially impair the General Partner’s ability to perform its obligations hereunder or under any instrument or agreement required hereunder, except as disclosed on Schedule 7.8 hereto, or otherwise disclosed to Lenders in accordance with the terms hereof.
     7.9. Events of Default. No Default or Event of Default has occurred and is continuing or would result from the incurring of obligations by the General Partner under any of the Loan Documents or any other document to which General Partner is a party.
     7.10. Investment Company Act of 1940. The General Partner is not, and will by such acts as may be necessary continue not to be, an investment company within the meaning of the Investment Company Act of 1940.
     7.11. Public Utility Holding Company Act. The General Partner is not a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the definitions of the Public Utility Holding Company Act of 1935, as amended.
     7.12. No Material Adverse Financial Change. There has been no Material Adverse Financial Change in the condition of the General Partner since the last date on which the financial and/or operating statements were submitted to the Lenders.
     7.13. Financial Information. All financial statements furnished to the Lenders by or on behalf of the General Partner and all other financial information and data furnished by or on behalf of the General Partner to the Lenders are complete and correct in all material respects as of the date thereof, and such financial statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the General Partner as of such date. The General Partner has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.
     7.14. Factual Information. All factual information heretofore or contemporaneously furnished by or on behalf of the General Partner to the Lenders for purposes of or in connection with this Agreement and the other Loan Documents and the transactions contemplated therein is, and all other such factual information hereafter furnished by or on behalf of the General Partner to the Lenders will be, true and accurate in all material respects (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.
     7.15. ERISA. (i) General Partner is not an entity deemed to hold “plan assets” within the meaning of ERISA or any regulations promulgated thereunder of an employee benefit plan

(as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan within the meaning of Section 4975 of the Code, and (ii) the execution of this Agreement and the transactions contemplated hereunder do not give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     7.16. Taxes. All required tax returns have been filed by the General Partner with the appropriate authorities except to the extent that extensions of time to file have been requested, granted and have not expired or except to the extent such taxes are being contested in good faith and for which adequate reserves, in accordance with GAAP, are being maintained.
     7.17. No Brokers. General Partner has dealt with no brokers in connection with this Facility, and no brokerage fees or commissions are payable by or to any Person in connection with this Agreement or the Borrowings. Lenders shall not be responsible for the payment of any fees or commissions to any broker and General Partner shall indemnify, defend and hold Lender harmless from and against any claims, liabilities, obligations, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) made against or incurred by Lender as a result of claims made or actions instituted by any broker or Person claiming by, through or under the General Partner in connection with the Facility.
     7.18. Subsidiaries. Schedule 7.18 hereto contains an accurate list of all of the presently existing Subsidiaries of General Partner, setting forth their respective jurisdictions of formation, the percentage of their respective Capital Stock owned by it or its Subsidiaries and the Properties owned by them. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable. No Subsidiary appears on the list of Specially Designed Nationals and Blocked Persons promulgated by The Office of Foreign Assets Control (“OFAC”) of the US Department of the Treasury.
     7.19. Status. General Partner is a corporation listed and in good standing on the New York Stock Exchange (“NYSE”) and is currently qualified as a real estate investment trust under the Code.
     General Partner agrees that all of its representations and warranties set forth in Article VII of this Agreement and elsewhere in this Agreement are true on the Agreement Execution Date, and will be true on each Effective Date in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders), and will be true in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders) upon each request for disbursement of a Borrowing, provided that the General Partner shall only be obligated to update any Schedules referred to in this Article VII and the financial statements required under Section 8.2(i) on a quarterly basis, unless any change otherwise required to be disclosed could reasonably be expected to have a Material Adverse Effect. Each request for disbursement hereunder shall constitute a reaffirmation of such representations and warranties as deemed modified in accordance with the disclosures made and approved, as aforesaid, as of the date of such request and disbursement.

ARTICLE VIII.
AFFIRMATIVE COVENANTS
     The Borrower (and the General Partner, if expressly included in Sections contained in this Article) covenant and agree that so long as the Commitment of any Lender shall remain available and until the full and final payment of all Obligations incurred under the Loan Documents they will:
     8.1. Notices. Promptly give written notice to Administrative Agent (who will promptly send such notice to Lenders) of:
     (a) all litigation or arbitration proceedings affecting the Borrower, the General Partner or any Subsidiary where the amount claimed is $5,000,000 or more;
     (b) any Default or Event of Default, specifying the nature and the period of existence thereof and what action has been taken or been proposed to be taken with respect thereto;
     (c) all claims filed against any property owned by the Borrower or the General Partner which, if adversely determined, could have a Material Adverse Effect on the ability of the Borrower or the General Partner to meet any of their obligations under the Loan Documents;
     (d) the occurrence of any other event which might have a Material Adverse Effect or cause a Material Adverse Financial Change on or with respect to the Borrower or the General Partner;
     (e) any Reportable Event or any “prohibited transaction” (as such term is defined in Section 4975 of the Code) in connection with any Plan or any trust created thereunder, which may, singly or in the aggregate materially impair the ability of the Borrower or the General Partner to repay any of its obligations under the Loan Documents, describing the nature of each such event and the action, if any, the Borrower or the General Partner, as the case may be, proposes to take with respect thereto;
     (f) any notice from any federal, state, local or foreign authority regarding any Hazardous Material, asbestos, or other environmental condition, proceeding, order, claim or violation affecting any of the Properties.
     8.2. Financial Statements, Reports, Etc. The Borrower and the General Partner each shall maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and shall furnish to the Lenders:
     (i) quarterly financial statements (including a balance sheet income statement, and cash flow statement) and related reports in form and substance satisfactory to the Lenders not later than forty-five (45) days after the end of each of the first three fiscal quarters, and not later than ninety (90) days after the end of each fiscal year, annual audited financial statements, audited by an accounting firm as reasonably approved by Administrative Agent, provided, however, Administrative Agent shall only have the right to approve such accounting firm if the accounting firm is not a big 4 accounting firm, all certified by Borrower’s chief financial officer or chief accounting officer, calculation of the financial covenants described below, a description of Unencumbered Assets, a listing of capital expenditures (in the level of detail as currently disclosed in Borrower’s “Supplemental Information”), a report listing and describing all newly acquired Properties, including their cash flow, cost and secured or unsecured Indebtedness assumed in connection with such acquisition, if any, summary Property information for all Properties, including, without limitation, their Property Operating Income, occupancy rates, square footage, property type and date acquired or built, and such other information as may be requested to evaluate the quarterly compliance certificate delivered as provided below;
     (ii) copies of all Form 10-Ks, 10-Qs, 8-Ks, and any other public information filed with the Securities Exchange Commission by Borrower or the General Partner once a quarter simultaneously with delivering the compliance certificate described below, along with any other materials distributed to the shareholders of the General Partner or the partners of the Borrower from time to time, including a copy of the General Partner’s annual report. To the extent any of such reports contains information required under the other subsections of this Section 8.2, the information need not be furnished separately under the other subsections;
     (iii) not later than forty-five (45) days after the end of the first three fiscal quarters, and not later than ninety (90) days after the end of the fiscal year, a report certified by the entity’s chief financial officer or chief accounting officer, containing Property Operating Income from individual properties owned by the Borrower or a Wholly-Owned Subsidiary and included as Unencumbered Assets.
     (iv) Not later than forty-five (45) days after the end of each of the first three fiscal quarters, and not later than ninety (90) days after the end of the fiscal year, a compliance certificate in substantially the form of Exhibit H hereto signed by the Borrower’s chief financial officer or chief accounting officer confirming that Borrower is in compliance with all of the covenants of the Loan Documents, showing the calculations and computations necessary to determine compliance with the financial covenants contained in this Agreement (including such schedules and backup information as may be necessary to demonstrate such compliance) and stating that to such officer’s best knowledge, there is no other Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;
     (v) As soon as possible and in any event within ten (10) Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of Borrower, describing said Reportable Event and within twenty (20) days after such Reportable Event, a statement signed by such chief financial officer describing the action which Borrower proposes to take with respect thereto; and (b) within ten (10) Business Days of receipt, any notice from the Internal Revenue Service, PBGC or Department of Labor with respect to a Plan regarding any excise tax, proposed termination of a Plan, prohibited transaction or fiduciary violation under ERISA or the Code which could result in any liability to Borrower or any member of the Controlled Group in excess of $100,000; and (c) within ten (10) Business Days of filing, any Form 5500 filed by Borrower with respect to a Plan, or any member of the Controlled Group which includes a qualified accountant’s opinion.
     (vi) As soon as possible and in any event within thirty (30) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by such entity, or any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries or Investment Affiliates, which, in either case, could be reasonably likely to have a Material Adverse Effect;
     (vii) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished;
     (viii) Promptly upon the distribution thereof to the press or the public, copies of all press releases;
     (ix) Promptly upon receipt thereof, notices with respect to the ratings for Borrower’s or General Partner’s long-term, senior unsecured debt.
     (x) As soon as possible, and in any event within ten (10) days after the Borrower knows of any fire or other casualty or any pending or threatened condemnation or eminent domain proceeding with respect to all or any material portion of any Unencumbered Asset, a statement signed by the Chief Financial Officer of Borrower, describing such fire, casualty or condemnation and the action Borrower intends to take with respect thereto; and
     (xi) Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
     8.3. Existence and Conduct of Operations. Except as permitted herein, maintain and preserve its existence and all rights, privileges and franchises now enjoyed and necessary for the operation of its business, including remaining in good standing in each jurisdiction in which business is currently operated. The Borrower and the General Partner shall carry on and conduct their respective businesses in substantially the same manner and in substantially the same fields of enterprise as presently conducted. The Borrower will do, and will cause each of its Subsidiaries to do, all things necessary to remain duly incorporated and/or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited liability company or limited partnership, as the case may be, in its jurisdiction of incorporation/formation. The Borrower will maintain all requisite authority to conduct its business in each jurisdiction in which the Properties are located and, except where the failure to be so qualified would not have a Material Adverse Effect, in each jurisdiction required to carry on and conduct its businesses in substantially the same manner as it is presently conducted, and, specifically, neither the Borrower nor its Subsidiaries will undertake any business other than the acquisition, development, ownership, management, operation and leasing of industrial properties and ancillary businesses specifically related thereto, except that the Borrower and its Subsidiaries and Investment Affiliates may invest in other assets subject to the certain limitations contained herein with respect to the following specified categories of assets: (i) Unimproved Land; (ii) other property holdings (excluding cash, Cash Equivalents, non-industrial Properties and Indebtedness of any Subsidiary to the Borrower); (iii) stock holdings other than in Subsidiaries; (iv) mortgages; (v) unconsolidated joint ventures and partnerships, and (vi) Assets Under Development. The total investment in all the foregoing investment categories in the aggregate shall be less than or equal to thirty-five percent (35%) of Implied Capitalization Value. For the purposes of this Section 8.3, all investments shall be valued in accordance with GAAP.
     8.4. Maintenance of Properties. Maintain, preserve, protect and keep the Properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements, normal wear and tear excepted.
     8.5. Insurance. Upon request of the Administrative Agent, provide a certificate of insurance from all insurance carriers who maintain policies with respect to the Properties within thirty (30) days after the end of each fiscal year, evidencing that the insurance required to be furnished to Lenders pursuant to Section 6.20 hereof is in full force and effect. Borrower shall timely pay, or cause to be paid, all premiums on all insurance policies required under this Agreement from time to time. Borrower shall promptly notify its insurance carrier or agent therefor (with a copy of such notification being provided simultaneously to Administrative Agent) if there is any occurrence which, under the terms of any insurance policy then in effect with respect to the Properties, requires such notification.
     8.6. Payment of Obligations. Pay all taxes, assessments, governmental charges and other obligations when due, except such as may be contested in good faith or as to which a bona fide dispute may exist, and for which adequate reserves have been provided in accordance with sound accounting principles used by Borrower on the date hereof.
     8.7. Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower, General Partner, or any of their respective businesses.

     8.8. Adequate Books. Maintain adequate books, accounts and records in order to provide financial statements in accordance with GAAP and, if requested by any Lender, permit employees or representatives of such Lender at any reasonable time and upon reasonable notice to inspect and audit the properties of Borrower and of the Consolidated Operating Partnership, and to examine or audit the inventory, books, accounts and records of each of them and make copies and memoranda thereof.
     8.9. ERISA. Comply in all material respects with all requirements of ERISA applicable to it with respect to each Plan.
     8.10. Maintenance of Status. General Partner shall at all times (i) remain as a corporation listed and in good standing on the New York Stock Exchange (NYSE), and (ii) take all steps maintain General Partner’s status as a real estate investment trust in compliance with all applicable provisions of the Code (unless otherwise consented to by the Required Lenders).
     8.11. Use of Proceeds. Use the proceeds of the Facility for the general business purposes of the Borrower, including without limitation working capital needs, closing costs, interim funding for property acquisitions and construction of new industrial properties, and/or payment of other debts and obligations of Borrower.
     8.12. Pre-Acquisition Environmental Investigations. Cause to be prepared prior to the acquisition of each project that it intends to acquire an environmental report pursuant to a standard scope of work consistent with that used by other institutional buyers of similar properties.
     8.13. Distributions. Provided there is no Monetary Default then existing and provided there is not an Event of Default relating to a breach of the financial covenants contained in Section 9.9 below, the General Partner may make distributions to its shareholders. Notwithstanding the foregoing, unless at the time of distribution there is a Monetary Default, the General Partner shall be permitted at all times to distribute whatever amount is necessary to maintain its tax status as a real estate investment trust.
ARTICLE IX.
NEGATIVE COVENANTS
     The Borrower covenants and agrees that, so long as the Commitment shall remain available and until full and final payment of all obligations incurred under the Loan Documents, without the prior written consent of either all of the Lenders pursuant to Section 14.13(b)(iii) or the consent of the Required Lenders in all other cases, it will not, and the General Partner will not and, in the case of Sections 9.9, Borrower’s Subsidiaries will not:
     9.1. Change in Business. Engage in any business activities or operations other than (i) the ownership and operation of the Properties, or (ii) other business functions and transactions related to the financing, ownership, acquisition, development and/or management of bulk warehouse and light industrial properties, or without obtaining the prior written consent of the Required Lenders materially change the nature of the use of the Properties.
     9.2. Change of Management of Properties. Change the management of the Properties, except that any Affiliate of Borrower or the General Partner shall be permitted to manage any of the Properties.
     9.3. Change of Borrower Ownership. Without the consent of the Required Lenders, allow (i) the General Partner to own less than fifty-one percent (51%) of the partnership interests in Borrower, (ii) the Borrower to be controlled by a Person other than the General Partner, (iii) a Change in Control to occur, or (iv) any pledge of, other encumbrance on, or conversion to limited partnership interests of, any of the general partnership interests in the Borrower. If any of the foregoing occurs with the consent of the Required Lenders, each non-consenting Lender shall have the option to terminate its Commitment and such termination shall be effective upon notice to Administrative Agent and Borrower of the termination. Upon the termination of a Lender’s Commitment in accordance with the foregoing provision, the Lender’s obligation to fund Borrowings and to issue Facility Letters of Credit shall be terminated and Borrower shall repay any outstanding Obligations due to such Lender prior to or concurrently with the occurrence of any of the foregoing events. Following the termination of any Commitments pursuant to this provision, the Aggregate Commitment shall be reduced by the amount of the Commitments terminated, and the pro rata shares of each remaining Lender shall be adjusted to reflect the new Aggregate Commitment.
     9.4. Use of Proceeds. Apply or permit to be applied any proceeds of any Borrowing directly or indirectly, to the funding of any purchase of, or offer for, any share of capital stock of any publicly held corporation unless the board of directors of such corporation has consented to such offer prior to any public announcements relating thereto and the Lenders have consented to such use of the proceeds of the Facility.
     9.5. Liens. Create, incur, or suffer to exist (or permit any of its Subsidiaries to create, incur, or suffer to exist) any Lien in, of or on the Property of any member of the Consolidated Operating Partnership other than:
     (i) Liens for taxes, assessments or governmental charges or levies on their Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on their books;
     (ii) Liens which arise by operation of law, such as carriers’, warehousemen’s, landlords’, materialmen and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

     (iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
     (iv) Utility easements, building restrictions, zoning restrictions, easements and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;
     (v) Liens of any Subsidiary in favor of the Borrower or General Partner; and
     (vi) Liens arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a violation of any of the provisions of this Agreement.
Liens permitted pursuant to this Section 9.5 shall be deemed to be “Permitted Liens”.
     9.6. Regulation U. Use any of the proceeds of the Facility in a manner which would cause the Facility to be treated as a “Purpose Credit.”
     9.7. Indebtedness and Cash Flow Covenants. Permit or suffer:
     (a) as of the last day of any fiscal quarter, the ratio of (A) the sum of (1) EBITDA of the Consolidated Operating Partnership plus (2) interest income (other than any interest income from assets being used to support Defeased Debt) to (B) the sum of (1) Debt Service plus, without duplication, (2) all payments on account of preferred stock or preferred partnership units of any member of the Consolidated Operating Partnership for such quarter plus (3) all ground lease payments due from any member of the Consolidated Operating Partnership to the extent not deducted as an expense in calculating EBITDA of the Consolidated Operating Partnership, to be less than 1.50 to 1.0, based on annualizing the results of such fiscal quarter;
     (b) as of any day, Consolidated Total Indebtedness to exceed sixty percent (60%) of Implied Capitalization Value of the Consolidated Operating Partnership, which limit can increase to sixty-five percent (65%) for up to two quarters during the term of the Facility;
     (c) as of any day, the ratio of Value of Unencumbered Assets to outstanding Consolidated Senior Unsecured Debt to be less than 1.60;
     (d) as of any day, Consolidated Secured Debt to exceed 40% of Implied Capitalization Value of the Consolidated Operating Partnership.

To the extent the Consolidated Operating Partnership has Defeased Debt, both the underlying debt and interest payable thereon and the financial assets used to defease such debt and interest earned thereon shall be excluded from calculations of the foregoing financial covenants.
     9.8. Change of Control; Mergers and Dispositions. Enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a substantial portion of its properties, except for: such transactions that occur between wholly-owned Subsidiaries; transactions where Borrower and the General Partner are the surviving entities and there is no change in business conducted, loss of an investment grade credit rating or Change in Control, and no Default or Event of Default under the Loan Documents results from such transaction; or as otherwise approved in advance by the Lenders. Borrower will notify the Administrative Agent (who will promptly notify Lenders) of any acquisitions, dispositions, mergers or asset purchases involving assets valued in excess of 10% of the Consolidated Operating Partnership’s then-current Market Value Net Worth and certify compliance with covenants after giving effect to such proposed acquisition, disposition, merger, or asset purchase regardless of whether any consent is required.
     9.9. Negative Pledge. Borrower agrees that throughout the term of this Facility, no “negative pledge” on any Project then included in Unencumbered Assets restricting Borrower’s (or wholly-owned Subsidiary’s) right to sell or encumber such Project shall be given to any other lender or creditor or, if such a “negative pledge” is given, the Project affected shall be immediately excluded from Unencumbered Assets.
ARTICLE X.
DEFAULTS
     The occurrence of any one or more of the following events shall constitute an Event of Default:
     10.1. Nonpayment of Principal. The Borrower fails to pay any principal portion of the Obligations when due, whether on the Maturity Date or otherwise.
     10.2. Certain Covenants. The Borrower, General Partner and/or Consolidated Operating Partnership, as the case may be, is not in compliance with any one or more of Sections 8.10, 8.13, 9.3, 9.4, 9.5, 9.7, 9.8, or 9.9 hereof.
     10.3. Nonpayment of Interest and Other Obligations. The Borrower fails to pay any interest or other portion of the Obligations, other than payments of principal, and such failure continues for a period of five (5) days after the date such payment is due.
     10.4. Cross Default. Any monetary default occurs (after giving effect to any applicable cure period) under any other Indebtedness (which includes liability under Guaranties) of Borrower or the General Partner, singly or in the aggregate, in excess of Ten Million Dollars ($10,000,000), other than (i) Indebtedness arising from the purchase of personal property or the provision of services, the amount of which is being contested by Borrower or (ii) Indebtedness which is “non-recourse”, i.e., which is not recoverable by the creditor thereof from the general assets of the Borrower, the General Partner or any of their Affiliates, but is limited to the proceeds of certain real estate, improvements and related personal property.
     10.5. Loan Documents. Any Loan Document is not in full force and effect or a default has occurred and is continuing thereunder after giving effect to any cure or grace period in any such document.
     10.6. Representation or Warranty. At any time or times hereafter any representation or warranty set forth in Articles VI or VII of this Agreement or in any other Loan Document or in any statement, report or certificate now or hereafter made by the Borrower or the General Partner to the Lenders or the Administrative Agent is not true and correct in any material respect.
     10.7. Covenants, Agreements and Other Conditions. The Borrower or the General Partner fails to perform or observe any of the other covenants, agreements and conditions contained in Articles VIII and IX (except for Sections 8.10, 8.13, 9.3, 9.4, 9.5, 9.7, 9.8, or 9.9 hereof) and elsewhere in this Agreement or any of the other Loan Documents in accordance with the terms hereof or thereof, not specifically referred to herein, and such Default continues unremedied for a period of thirty (30) days after written notice from Administrative Agent, provided, however, that if such Default is susceptible of cure but cannot by the use of reasonable efforts be cured within such thirty (30) day period, such Default shall not constitute an Event of Default under this Section 10.7 so long as (i) the Borrower or the General Partner, as the case may be, has commenced a cure within such thirty-day period and (ii) thereafter, Borrower or General Partner, as the case may be, is proceeding to cure such default continuously and diligently and in a manner reasonably satisfactory to Lenders and (iii) such default is cured not later than sixty (60) days after the expiration of such thirty (30) day period.
     10.8. No Longer General Partner. The General Partner shall no longer be the sole general partner of Borrower.
     10.9. Material Adverse Financial Change. The Borrower or General Partner has suffered a Material Adverse Financial Change or is Insolvent.
     10.10. Bankruptcy.
     (a) The General Partner, the Borrower or any Subsidiary having more than $10,000,000 of Equity Value (as defined below) shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 10.10(a), (vi) fail to contest in good faith any appointment or proceeding described in Section 10.10(b) or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due. As used herein, the term “Equity Value” of a Subsidiary shall mean (1) Property Operating Income of such Subsidiary’s Properties owned as of the Agreement Execution Date capitalized at a 7.75% rate, plus (2) the purchase price of any of such Subsidiary’s Properties acquired after the Agreement Execution Date less (3) any Indebtedness of such Subsidiary;
     (b) A receiver, trustee, examiner, liquidator or similar official shall be appointed for the General Partner, Borrower or any Subsidiary having more than $10,000,000 of Equity Value or any substantial portion of any of their Properties, or a proceeding described in Section 10.10(a)(iv) shall be instituted against the General Partner, the Borrower or any such Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.
     10.11. Legal Proceedings. Borrower or General Partner is enjoined, restrained or in any way prevented by any court order or judgment or if a notice of lien, levy, or assessment is filed of record with respect to all or any part of the Properties by any governmental department, office or agency, which could materially adversely affect the performance of the obligations of such parties hereunder or under the Loan Documents, as the case may be, or if any proceeding is filed or commenced seeking to enjoin, restrain or in any way prevent the foregoing parties from conducting all or a substantial part of their respective business affairs and failure to vacate, stay, dismiss, set aside or remedy the same within ninety (90) days after the occurrence thereof.
     10.12. ERISA. Borrower or General Partner is deemed to hold “plan assets” within the meaning of ERISA or any regulations promulgated thereunder of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).
     10.13. [Intentionally Omitted.]
     10.14. Failure to Satisfy Judgments. The General Partner, the Borrower or any of its Subsidiaries shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against the General Partner, the Borrower or any Subsidiary would exceed $10,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith, unless the liability is insured against and the insurer has not challenged coverage of such liability.
     10.15. Environmental Remediation. Failure to remediate within the time period required by law or governmental order, (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems in violation of applicable law related to Properties of Borrower and/or its Subsidiaries where the estimated cost of remediation is in the aggregate in excess of $20,000,000, in each case after all administrative hearings and appeals have been concluded.
ARTICLE XI.
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
     11.1. Acceleration. If any Event of Default described in Section 10.10 hereof occurs, the obligation of the Lenders to make Borrowings and of the Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable. If any other Event of Default described in Article X hereof occurs, such obligation to make Borrowings and to issue Facility Letters of Credit shall be terminated and at the election of the Required Lenders, the Obligations may be declared to be due and payable.
     In addition to the foregoing, following the occurrence of an Event of Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Borrowers are not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Default with respect to any Borrower described in Section 10.10. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to a Borrower. Each Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11. Each such deposit pursuant to this paragraph or pursuant to Section 2.11 shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of each Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Domestic Revolving Lenders with LC Exposure representing at least 51% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Defaults have been cured or waived. If a Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower as and to the extent that, after giving effect to such return, such Borrower would remain in compliance with Section 2.11, and no Default shall have occurred and be continuing. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds shall be invested by the Administrative Agent from time to time in its discretion in certificates of deposit of JPMCB having a maturity not exceeding thirty (30) days. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and to pay any fees or other amounts due with respect thereto. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.
     11.2. Preservation of Rights; Amendments. No delay or omission of the Lenders in exercising any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Borrowing notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Borrowing shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Administrative Agent and the number of Lenders required hereunder and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lenders until the Obligations have been paid in full.
ARTICLE XII.
THE ADMINISTRATIVE AGENT
     12.1. Appointment. JPMorgan Chase Bank, N.A. is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial

Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.
     12.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     12.3. General Immunity. Neither the Administrative Agent (in its capacity as Administrative Agent) nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Subject to the express terms hereof, the Administrative Agent will, unless otherwise instructed as described in Section 12.5, endeavor to administer the Facility in substantially the same manner as it administers similar credit facilities held for its own account.
     12.4. No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent (in its capacity as Administrative Agent) nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.
     12.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     12.6. Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
     12.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of outside counsel selected by the Administrative Agent.
     12.8. Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in accordance with their respective Domestic Percentages (i) for any amounts not reimbursed by the Borrower (and without limiting the obligation of the Borrower to do so) for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other reasonable expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower (and without limiting the obligation of the Borrower to do so), and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent (in its capacity as Administrative Agent and not as a Lender) in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.
     12.9. Rights as a Lender. With respect to the Commitment, Borrowings made by it and the Note issued to it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent, in its individual capacity, may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
     12.10. [Intentionally Omitted.]
     12.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     12.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with cause, which shall be defined as gross negligence or willful misconduct, by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XII shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 12.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

     12.13. Notice of Defaults. If a Lender becomes aware of a Default or Event of Default, such Lender shall notify the Administrative Agent of such fact. Upon receipt of such notice that a Default or Event of Default has occurred, the Administrative Agent shall notify each of the Lenders of such fact.
     12.14. Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period, but in no event less than five Business Days for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent provided that the request for approval states the time by which a response is needed before approval is deemed given. If the Lender does not so respond, that Lender shall be deemed to have approved the request. Upon request, the Administrative Agent shall notify the Lenders which Lenders, if any, failed to respond to a request for approval.
     12.15. Copies of Documents. Administrative Agent shall promptly deliver to each of the Lenders copies of all notices of default and other formal notices sent or received and according to Section 15.1 of this Agreement. Administrative Agent shall deliver to Lenders within 15 Business Days following receipt, copies of all financial statements, certificates and notices received regarding the General Partner’s ratings except to the extent such items are required to be furnished directly to the Lenders by Borrower hereunder. Within fifteen Business Days after a request by a Lender to the Administrative Agent for other documents furnished to the Administrative Agent by the Borrower, the Administrative Agent shall provide copies of such documents to such Lender except where this Agreement obligates Administrative Agent to provide copies in a shorter period of time.
     12.16. Defaulting Lenders. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, such Defaulting Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender. If a Defaulting Lender has failed to fund its Domestic Percentage of any Borrowing and until such time as such Defaulting Lender subsequently funds its Domestic Percentage of such Borrowing, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Borrowing in which the Defaulting Lender has not funded its Domestic Percentage (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by the Borrower and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective Domestic Percentages (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full. At that point, the “Defaulting Lender” shall no longer be deemed a Defaulting Lender. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 12.16. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this Section 12.16 shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters as provided above.
     12.17. Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles XII and XIV.
     12.18. Co-Agents, Managing Agents, Documentation Agent, Syndication Agent, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” or “managing agent” nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 12.11.
ARTICLE XIII.
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by Participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.3. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The

Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     13.2. Participations.
     13.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.
     13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 14.13 or of any other Loan Document.
     13.2.3 Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 14.15(a) in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 14.15(a) with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 14.15(a), agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 14.15(b) as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 4.1, 4.2, 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 4.1, 4.2, 4.4 or 4.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 4.5 to the same extent as if it were a Lender.
     13.3. Assignments.
     13.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit I or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.
     13.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower shall not be required if a Default has occurred and is continuing. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank shall be required prior to an assignment becoming effective. Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed.
     13.3.3 Effect; Effective Date of Assignment. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 13.3.1 and 13.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.
     13.3.4 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois or New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     13.4. Dissemination of Information. Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Borrower and General Partner. Each Transferee shall agree in writing to keep confidential any such information which is not publicly available.
     13.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 4.5(ii).

ARTICLE XIV.
GENERAL PROVISIONS
     14.1. Survival of Representations. All representations and warranties contained in this Agreement shall survive delivery of the Notes and the making of the Borrowings herein contemplated.
     14.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
     14.3. Taxes. Any recording and other taxes (excluding franchise, income or similar taxes) or other similar assessments or charges payable or ruled payable by any governmental authority incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Borrower, together with interest and penalties, if any.
     14.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     14.5. No Third Party Beneficiaries. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
     14.6. Expenses; Indemnification. Subject to the provisions of this Agreement, Borrower will pay (a) all out-of-pocket costs and expenses incurred by the Administrative Agent and the Arranger (including the reasonable fees, out-of-pocket expenses and other reasonable expenses of counsel, which counsel may be employees of Administrative Agent) in connection with the preparation, execution and delivery of this Agreement, the Notes, the Loan Documents and any other agreements or documents referred to herein or therein and any amendments thereto, (b) all out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, out-of-pocket expenses and other reasonable expenses of counsel to the Administrative Agent and the Lenders, which counsel may be employees of Administrative Agent or the Lenders) in connection with the enforcement and protection of the rights of the Lenders under this Agreement, the Notes, the Loan Documents or any other agreement or document referred to herein or therein, and (c) all reasonable and customary costs and expenses of periodic audits by the Administrative Agent’s personnel of the Borrower’s books and records provided that prior to an Event of Default, Borrower shall be required to pay for only one such audit during any year. The Borrower further agrees to indemnify the Lenders, their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lenders is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Borrowing hereunder, except that the foregoing indemnity shall not apply to a Lender to the extent that any losses, claims, etc. are the result of such Lender’s gross negligence or willful misconduct. The obligations of the Borrower under this Section shall survive the termination of this Agreement.
     14.7. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     14.8. Nonliability of the Lenders. The relationship between the Borrower and the Lenders shall be solely that of borrower and lender. The Lenders shall not have any fiduciary responsibilities to the Borrower. The Lenders undertake no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
     14.9. Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
     14.10. Consent to Jurisdiction. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDERS OR ANY AFFILIATE OF THE LENDERS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.
     14.11. Waiver of Jury Trial. THE BORROWER, THE GENERAL PARTNER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     14.12. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations under the Loan Documents. Any assignee or transferee of the Notes agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of the Notes, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Notes or of any note or notes issued in exchange therefor.
     14.13. Entire Agreement; Modification of Agreement. The Loan Documents embody the entire agreement among the Borrower, General Partner, Administrative Agent, and Lenders and supersede all prior conversations, agreements, understandings, commitments and term sheets among any or all of such parties with respect to the subject matter hereof. Any provisions of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, and Administrative Agent if the rights or duties of Administrative Agent are affected thereby, and
     (a) each of the Lenders adversely affected thereby if such amendment or waiver
     (i) reduces or forgives any payment of principal or interest on the Obligations or any fees payable by Borrower to such Lender hereunder; or
     (ii) postpones the date fixed for any payment of principal of or interest on the Obligations or any fees payable by Borrower to such Lender hereunder; or
     (iii) changes the amount of such Lender’s Commitment (other than pursuant to an assignment permitted under Section 13.3 or a reduction in the Aggregate Commitment pursuant to Section 2.18 hereof) or the unpaid principal amount of such Lender’s Note; or
     (iv) extends the Maturity Date;
     (b) all of the Lenders if such amendment or waiver
     (i) releases or limits the liability of the General Partner under the Loan Documents; or
     (ii) changes the definition of Required Lenders or modifies any requirement for consent by each of the Lenders; or
     (iii) modifies or waives any covenant contained in Sections 8.13, 9.3, 9.5, 9.7 or 9.9 hereof; or
     (c) the Required Lenders, to the extent expressly provided for herein and in the case of all other waivers or amendments if no percentage of Lenders is specified herein, except that no amendments affecting the application of payments among the Facilities shall be effective without the consent of the Required Facility Lenders in respect of the Facilities adversely affected thereby.
     14.14. Dealings with the Borrower. The Lenders and their affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with the Borrower or the General Partner or any of their Affiliates regardless of the capacity of the Lenders hereunder.
     14.15. Set-Off.
     (a) If an Event of Default shall have occurred, each Lender shall have the right, at any time and from time to time without notice to the Borrower, any such notice being hereby expressly waived, to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrower against and on account of all outstanding Obligations and all Obligations which from time to time may become due hereunder and all other obligations and liabilities of the Borrower under this Agreement, irrespective of whether or not such Lender shall have made any demand hereunder and whether or not said obligations and liabilities shall have matured.
     (b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest or fees due with respect to any Note held by it (other than payments received pursuant to Sections 4.1, 4.2, 4.3 and 4.5) which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest or fees due with respect to any Note held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders and such other adjustments shall be made as may be required so that all such payments of principal, interest or Fees with respect to the Notes held by the Lenders shall be shared by the Lenders pro rata according to their respective Commitments.
     14.16. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower and each of the Lenders shown on the signature pages hereof.
     14.17. Patriot Act CIP Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
     14.18. Judgment Currency.

     (a) The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
     (c) For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
ARTICLE XV.
NOTICES
     15.1. Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes). Notice may be given as follows:
          To the Borrower:

First Industrial, L.P.
c/o First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, Illinois 60606
Attention: Mr. Scott Musil
Telecopy: (312) 895-9380
          To General Partner:
First Industrial Realty Trust, Inc.
311 South Wacker Drive
Suite 4000
Chicago, Illinois 60606
Attention: Mr. Michael Havala
Telecopy: (312) 922-9851
          Each of the above with a copy to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison
39th Floor
Chicago, Illinois 60606
Attention: Suzanne Bessette-Smith and Douglas W. Anderson
Telecopy: (312) 984-3150
          To each Lender:
At such address as set forth in its Administrative Questionnaire
          To the Administrative Agent:
JPMorgan Chase Bank, N.A., as agent
277 Park Avenue, 2nd Floor
New York, New York 10172
Attention: Vanessa Chiu
Telecopy: (646) 534-0574
          For Borrowings in Qualified Foreign Global Currencies:
J.P.Morgan Europe Limited
125 London Wall
London EC2Y 5AJ
Attention: The Manager
Telecopy: 44 207 777 2360
          With a copy to:

Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower
Chicago, Illinois 60606
Attention: Steven R. Davidson, Esq.
Telecopy: (312) 876-7934
     15.2. Change of Address. Each party may change the address for service of notice upon it by a notice in writing to the other parties hereto.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BORROWER:	FIRST INDUSTRIAL, L.P.
	By:	FIRST INDUSTRIAL REALTY TRUST, INC., its General Partner

		By:	/s/ Scott A. Musil
			Name:	Scott A. Musil
			Title:	Chief Accounting Officer (Principal Accounting Officer)

GENERAL PARTNER:	FIRST INDUSTRIAL REALTY TRUST, INC.
	By:	/s/ Scott A. Musil
		Name:	Scott A. Musil
		Title:	Chief Accounting Officer (Principal Accounting Officer)

LENDERS:	JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent
	By:	/s/ Vanessa Chiu
		Name:	Vanessa Chiu
		Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, Individually and as Syndication Agent:
By:	/s/ Cathy A. Casey
	Name:	Cathy A. Casey
	Title:	Managing Director

REGIONS BANK, Individually and as Documentation Agent
By:	/s/ Lori Chambers
	Name:	Lori Chambers
	Title:	Vice President

U.S. BANK, NATIONAL ASSOCIATION, Individually and as Documentation Agent:
By:	/s/ Dennis J. Redpath
	Name:	Dennis J. Redpath
	Title:	Senior Vice President

COMERICA BANK, Individually and as Co-Agent:
By:	/s/ Leslie A. Vogel
	Name:	Leslie A. Vogel
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, Individually and as Co-Agent:
By:	/s/ Dennis David Gallagher
	Name:	Dennis David Gallagher
	Title:	Senior Vice President

WELLS FARGO BANK NATIONAL ASSOCIATION, Individually and as Co-Agent:
By:	/s/ Scott S. Solis
	Name:	Scott S. Solis
	Title:	Senior Vice President

BANK OF TOKYO-MITSUBISHI UJF, LTD.
By:	/s/ James T. Taylor
	Name:	James T. Taylor
	Title:	Vice President

SUNTRUST BANK
By:	/s/ Nancy B. Richards
	Name:	Nancy B. Richards
	Title:	Senior Vice President

THE NORTHERN TRUST COMPANY
By:	/s/ Robert W. Wiarda
	Name:	Robert W. Wiarda
	Title:	Vice President

CHEVY CHASE BANK, F.S.B.
By:	/s/ Carlos L. Heard
	Name:	Carlos L. Heard
	Title:	Vice President

FIRST COMMERCIAL BANK NEW YORK AGENCY
By:	/s/ M.D. Shine
	Name:	M.D. Shine
	Title:	VP & General Manager

EXHIBIT A
COMMITMENT AMOUNTS

		Domestic	Global
Bank	Title	Allocation	Allocation
JPMorgan Chase Bank, N.A.	Administrative Agent	$48,260,000	$21,740,000
Wachovia Bank, National Association	Syndication Agent	48,260,000	21,740,000
Regions Bank	Co-Documentation Agent	60,000,000	0
US Bank, N.A.	Co-Documentation Agent	41,370,000	18,630,000
Comerica Bank	Co-Agent	40,000,000	0
PNC Bank, National Association	Co-Agent	27,580,000	12,420,000
Wells Fargo Bank	Co-Agent	38,000,000	0
Bank of Tokyo-Mitsubishi UFJ, Ltd.		20,680,000	9,320,000
SunTrust Bank		18,610,000	8,390,000
The Northern Trust Company		17,240,000	7,760,000
Chevy Chase Bank, F.S.B.		20,000,000	0
First Commercial Bank		20,000,000	0

Total		$400,000,000	$100,000,000

EXHIBIT B-1
FORM OF NOTE
                                        , 2007
     On or before the Maturity Date, as defined in that certain Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of                                         , 2007 (the “Agreement”) between FIRST INDUSTRIAL, L.P., a Delaware limited partnership (“Borrower”), First Industrial Realty Trust, Inc., a Maryland corporation,                                         , individually and as Syndication Agent,                                         , individually and as Documentation Agent, JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the Lenders (as such terms are defined in the Agreement), and the other Lenders listed on the signature pages of the Agreement, Borrower promises to pay to the order of                                          (the “Lender”), or its successors and assigns, the aggregate unpaid principal amount of all Loans (other than Competitive Bid Loans) made by the Lender to the Borrower pursuant to Section 2.1 of the Agreement, in immediately available funds at the office of the Administrative Agent in New York, New York, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay this Promissory Note (“Note”) in full on or before the Maturity Date in accordance with the terms of the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Borrowing and the date and amount of each principal payment hereunder; provided, however, that the failure of the Lender to so record shall not affect the obligations of the Borrower hereunder or under the other Loan Documents.
     This Note is issued pursuant to, and is entitled to the security under and benefits of, the Agreement and the other Loan Documents, to which Agreement and Loan Documents, as they may be amended from time to time, reference is hereby made for, inter alia, a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     If there is an Event of Default or Default under the Agreement or any other Loan Document and Lender exercises its remedies provided under the Agreement and/or any of the Loan Documents, then in addition to all amounts recoverable by the Lender under such documents, Lender shall be entitled to receive reasonable attorneys fees and expenses incurred by Lender in exercising such remedies.
     Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note (except as otherwise expressly provided for in the Agreement), and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security of this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
     This Note shall be governed and construed under the internal laws of the State of Illinois.
     BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

FIRST INDUSTRIAL, L.P. By: First Industrial Realty Trust, Inc., its general partner
By:
Its:

PAYMENTS OF PRINCIPAL

Unpaid
	Principal	Notation
Date	Balance	Made by

EXHIBIT B-2
FORM OF COMPETITIVE BID NOTE
                                        , 2007
     On or before the last day of each “Interest Period” applicable to a “Competitive Bid Loan”, as defined in that certain Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of                                         , 2007 (the “Agreement”) between FIRST INDUSTRIAL, L.P., a Delaware limited partnership (“Borrower”), First Industrial Realty Trust, Inc., a Maryland corporation, JPMorgan Chase Bank, N.A., individually and as Administrative Agent for the Lenders (as such terms are defined in the Agreement), Borrower promises to pay to the order of                                          (the “Lender”), or its successors and assigns, the unpaid principal amount of such Competitive Bid Loan made by the Lender to the Borrower pursuant to Section 2.17 of the Agreement, in immediately available funds at the office of the Administrative Agent in New York, New York, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay any remaining unpaid principal amount of such Competitive Bid Loans under this Competitive Bid Note (“Note”) in full on or before the Maturity Date in accordance with the terms of the Agreement.
     The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount and due date of each Competitive Bid Loan and the date and amount of each principal payment hereunder; provided, however, that the failure of the Lender to so record shall not affect the obligations of the Borrower hereunder or under the other Loan Documents.
     This Note is issued pursuant to, and is entitled to the security under and benefits of, the Agreement and the other Loan Documents, to which Agreement and Loan Documents, as they may be amended from time to time, reference is hereby made for, inter alia, a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     If there is an Event of Default or Default under the Agreement or any other Loan Document and Lender exercises its remedies provided under the Agreement and/or any of the Loan Documents, then in addition to all amounts recoverable by the Lender under such documents, Lender shall be entitled to receive reasonable attorneys fees and expenses incurred by Lender in exercising such remedies.
     Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note (except as otherwise expressly provided for in the Agreement), and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security of this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
     This Note shall be governed and construed under the internal laws of the State of Illinois.
     BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

FIRST INDUSTRIAL, L.P. By: First Industrial Realty Trust, Inc., its general partner
By:
Its:

PAYMENTS OF PRINCIPAL

Unpaid
	Principal	Notation
Date	Balance	Made by

EXHIBIT C-1
FORM OF COMPETITIVE BID QUOTE REQUEST
(Section 2.17(b))
To:	JPMorgan Chase Bank, N.A. as administrative agent (the “Agent”)

From:	First Industrial, L.P. (the “Borrower”)

Re:	FIfth Amended and Restated Unsecured Revolving Credit Agreement dated as of , 2007 among the Borrower, First Industrial Realty Trust, Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Agent for such lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”)
     1. Capitalized terms used herein have the meanings assigned to them in the Agreement.
     2. We hereby give notice pursuant to Section 2.17(b) of the Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Loan(s):
     Borrowing Date:                     , 20___
     Principal Amount1                             Interest Period2
     3. Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate].
     4. Upon acceptance by the undersigned of any or all of the Competitive Bid Loans offered by Lenders in response to this request, the undersigned shall be deemed to affirm as of the Borrowing Date thereof the representations and warranties made in Article VI of the Agreement.

FIRST INDUSTRIAL, L.P. By: First Industrial Realty Trust, Inc., its general partner

By:
Its:

[1]	Amount must be at least $10,000,000 and an integral multiple of $1,000,000.

[2]	One, two, three or six months (Competitive LIBOR Margin) or up to 180 days (Absolute Rate), subject to the provisions of the definitions of LIBOR Interest Period and Absolute Interest Period.

EXHIBIT C-2
INVITATION FOR COMPETITIVE BID QUOTES
(Section 2.17(c))
To:	Each of the Lenders party to the Agreement referred to below

From:	Invitation for Competitive Bid Quotes to First Industrial, L.P. (the “Borrower”)
     Pursuant to Section 2.17(c) of the Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of                     , 2007 among the Borrower, First Industrial Realty Trust, Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Loan(s):
Borrowing Date:                     , 20___
          Principal Amount                Interest Period
     Such Competitive Bid Quotes should offer [a Competitive LIBOR Margin] [an Absolute Rate]. Your Competitive Bid Quote must comply with Section 2.17(d) of the Agreement and the foregoing. Capitalized terms used herein have the meanings assigned to them in the Agreement.
     Please respond to this invitation by no later than 10:00 a.m. (New York time) on                     , 20___.

JPMorgan Chase, N.A., as administrative Agent

By:
Its:

EXHIBIT C-3
COMPETITIVE BID QUOTE
(Section 2.17(d))
                    , 20___
To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:	Competitive Bid Quote to First Industrial, L.P. (the “Borrower”)
     In response to your invitation on behalf of the Borrower dated                      , 20___, we hereby make the following Competitive Bid Quote pursuant to Section 2.17(d) of the Agreement hereinafter referred to and on the following terms:
1. Quoting Lender:
2. Person to contact at Quoting Lender:
3. Borrowing Date:                                                                                     3
4. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

	Interest	[Competitive LIBOR	[Absolute
Principal Amount4	Period5	Margin6]	Rate7]	Minimum Amount8

[3]	As specified in the related Invitation For Competitive Bid Quotes.

[4]	Principal amount bid for each Interest Period may not exceed the principal amount requested. Buds must be made for at least $10,000,000 and integral multiples of $1,000,000.

[5]	One, two, three or six months or up to 180 days, as specified in the related Invitation For Competitive Bid Quotes.

[6]	Competitive LIBOR Margin for the applicable LIBOR Interest Period. Specify percentage (rounded to the nearest 1/100 of 1%) and specify whether “PLUS” or “MINUS”.

[7]	Specify rate of interest per annum (rounded to the nearest 1/100 of 1%).

[8]	Specify minimum amount, if any, which the Borrower may accept (see Section 2.17(d)(ii)(4)).

     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of                     , 2007, among the Borrower, First Industrial Realty Trust, Inc., the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Agreement”), irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part. Capitalized terms used herein and not otherwise defined herein shall have their meanings as defined in the Agreement.

Very truly yours, [NAME OF LENDER]
By:
Its:

EXHIBIT D
FORM OF GUARANTY
     This Guaranty is made as of                     , 2007, by First Industrial Realty Trust, Inc., a Maryland corporation (“Guarantor”), to and for the benefit of JPMorgan Chase Bank, N.A., a national banking association, individually (“JPMCB”), and as administrative agent for itself and the lenders listed on the signature pages of the Revolving Credit Agreement (as defined below) and their respective successors and assigns (collectively, “Lender”).
RECITALS
     A. First Industrial, L.P., a Delaware limited partnership (“Borrower”), and Guarantor have requested that Lender make an unsecured revolving credit facility available to Borrower in the aggregate principal amount of up to $500,000,000, subject to future increase up to $700,000,000 (“Facility”).
     B. Lender has agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Fifth Amended and Restated Unsecured Revolving Credit Agreement bearing even date herewith between Borrower, the Lenders and Guarantor (“Revolving Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Revolving Credit Agreement.
     C. Borrower has executed and delivered to Lender one or more Promissory Notes as evidence of its indebtedness to Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Revolving Credit Agreement, are collectively referred to herein as the “Note”). Borrower has also executed and delivered to each Lender a note (“Competitive Loan Note”) which evidences any Competitive Bid Loans which may be made by such Lender under the Revolving Credit Agreement.
     D. Guarantor is the sole general partner of Borrower and, therefore, Guarantor will derive financial benefit from the Facility evidenced by the Note, Revolving Credit Agreement and the other Loan Documents. The execution and delivery of this Guaranty by Guarantor is a condition precedent to the performance by Lender of its obligations under the Revolving Credit Agreement.
AGREEMENTS
     NOW, THEREFORE, Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agrees as follows:
     1. Guarantor absolutely, unconditionally, and irrevocably guarantees to Lender:
     (a) the full and prompt payment of the principal of and interest on the Note and/or any Competitive Bid Loan Note when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Note, any Competitive Bid Loan Note, the Revolving Credit Agreement, and the other Loan Documents;
     (b) the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
     (c) the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Revolving Credit Agreement and the Loan Documents.
     (d) All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.”
     2. In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantor agrees, on demand by Lender or the holder of the Note, to pay all the Facility Indebtedness and to perform all the Obligations as are or then or thereafter become due and owing or are to be performed under the terms of the Note, any Competitive Bid Loan Note, the Revolving Credit Agreement and the other Loan Documents, and to pay any reasonable expenses incurred by Lender in protecting, preserving, or defending its interest in the Property or in connection with the Facility or under any of the Loan Documents, including, without limitation, all reasonable attorneys’ fees and costs. Lender shall have the right, at its option, either before, during or after pursuing any other right or remedy against Borrower or Guarantor, to perform any and all of the Obligations by or through any agent, contractor or subcontractor, or any of their agents, of its selection, all as Lender in its sole discretion deems proper, and Guarantor shall indemnify and hold Lender free and harmless from and against any and all loss, damage, cost, expense, injury, or liability Lender may suffer or incur in connection with the exercise of its rights under this Guaranty or the performance of the Obligations, except to the extent the same arises as a result of the gross negligence or willful misconduct of Lender.
     All of the remedies set forth herein and/or provided by any of the Loan Documents or law or equity shall be equally available to Lender, and the choice by Lender of one such alternative over another shall not be subject to question or challenge by Guarantor or any other person, nor shall any such choice be asserted as a defense, set-off, or failure to mitigate damages in any action, proceeding, or counteraction by Lender to recover or seeking any other remedy under this Guaranty, nor shall such choice preclude Lender from subsequently electing to exercise a different remedy. The parties have agreed to the alternative remedies hereinabove specified in part because they recognize that the choice of remedies in the event of a failure hereunder will necessarily be and should properly be a matter of business judgment, which the passage of time and events may or may not prove to have been the best choice to maximize recovery by Lender at the lowest cost to Borrower and/or Guarantor. It is the intention of the parties that such choice by Lender be given conclusive effect regardless of such subsequent developments.

     3. Guarantor does hereby waive (i) notice of acceptance of this Guaranty by Lender and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantor may have against the Borrower or which Guarantor or Borrower may have against Lender or the holder of the Note or the holder of any Competitive Bid Loan Note (other than defenses relating to payment of the Facility Indebtedness or the correctness of any allegation by Lender that Borrower was in default in the performance of the Obligations), (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantor with liability, (iv) any failure by Lender to inform Guarantor of any facts Lender may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Revolving Credit Agreement, it being understood and agreed that Lender has no duty so to inform and that the Guarantor is fully responsible for being and remaining informed by the Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of the Borrower or any other action by any court or governmental body with respect thereto, or to cause Lender to proceed against any other security given to Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by Lender to Borrower without notice to or authorization from Guarantor, regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. Lender shall have no obligation to disclose or discuss with Guarantor its assessment of the financial condition of Borrower. Guarantor acknowledges that no representations of any kind whatsoever have been made by Lender to Guarantor. No modification or waiver of any of the provisions of this Guaranty shall be binding upon Lender except as expressly set forth in a writing duly signed and delivered on behalf of Lender. Guarantor further agrees that any exculpatory language contained in the Revolving Credit Agreement, the Note and any Competitive Bid Loan Note shall in no event apply to this Guaranty, and will not prevent Lender from proceeding against Guarantor to enforce this Guaranty.
     4. Guarantor further agrees that Guarantor’s liability as guarantor shall in nowise be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor of the time for payment of interest or principal under the Note or any Competitive Bid Loan Note or by any forbearance or delay in collecting interest or principal under the Note or any Competitive Bid Loan Note, or by any waiver by Lender under the Revolving Credit Agreement or any other Loan Documents, or by Lender’s failure or election not to pursue any other remedies it may have against Borrower, or by any change or modification in the Note, Revolving Credit Agreement, any Competitive Bid Loan Note or any other Loan Documents, or by the acceptance by Lender of any additional security or any increase, substitution or change therein, or by the release by Lender of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantor shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Revolving Credit Agreement and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Guarantor further understands and agrees that Lender may at any time enter into agreements with Borrower to amend and modify the Note, Revolving Credit Agreement, any Competitive Bid Loan Note or other Loan Documents, or any thereof, and may waive or release any provision or provisions of the Note, the Revolving Credit Agreement, any Competitive Bid Loan Note and other Loan Documents or any thereof, and, with reference to such instruments, may make and enter into any such agreement or agreements as Lender and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of Lender’s rights hereunder or any of the Guarantor’s obligations hereunder.
     5. This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantor agrees that this Guaranty may be enforced by Lender without the necessity at any time of resorting to or exhausting any other security or collateral given in connection herewith or with the Note, any Competitive Bid Loan Note, the Revolving Credit Agreement, or any of the other Loan Documents, or resorting to any other guaranties, and Guarantor hereby waives the right to require Lender to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantor further agrees that nothing contained herein or otherwise shall prevent Lender from pursuing concurrently or successively all rights and remedies available to it at law and/or in equity or under the Note, Revolving Credit Agreement, any Competitive Bid Loan Note or any other Loan Documents, and the exercise of any of its rights or the completion of any of its remedies shall not constitute a discharge of any of Guarantor’s obligations hereunder, it being the purpose and intent of the Guarantor that the obligations of such Guarantor hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under the Note, Revolving Credit Agreement, any Competitive Bid Loan Note or other Loan Documents or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to the Note, Revolving Credit Agreement, any Competitive Bid Loan Note or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to Lender had not been made, regardless of whether Lender contested the order requiring the return of such payment. The obligations of Guarantor pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.
     6. This Guaranty shall be assignable by Lender to any assignee of all or a portion of Lender’s rights under the Loan Documents.
     7. If: (i) this Guaranty, the Note, any Competitive Bid Loan Note, or any other Loan Document is placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, the Note, any Competitive Bid Loan Note, the Revolving Credit Agreement, or any Loan Document; (iii) an attorney is retained to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent Lender in any other legal proceedings whatsoever in connection with this Guaranty, the Note, any Competitive Bid Loan Note, the Revolving Credit Agreement, any of the Loan Documents, or any property subject thereto (other than any action or proceeding brought by any Lender or participant against the Administrative Agent (as defined in the Revolving Credit Agreement) alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantor shall pay to Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees, recording costs, expenses of foreclosure, title insurance premiums, survey costs, minutes of foreclosure, and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
     8. The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Lender or the holder of the Note or any Competitive Bid Loan Note under the remainder of this Guaranty shall continue in full force and effect.
     9. Any indebtedness of Borrower to Guarantor now or hereafter existing is hereby subordinated to the Facility Indebtedness. Guarantor agrees that until the entire Facility Indebtedness has been paid in full, (i) Guarantor will not seek, accept, or retain for Guarantor’s own account, any payment from Borrower on account of such subordinated debt, and (ii) any such payments to Guarantor on account of such subordinated debt shall be collected and received by Guarantor in trust for Lender and shall be paid over to Lender on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantor hereunder.
     10. Guarantor waives and releases any claim (within the meaning of 11 U.S.C. § 101) which Guarantor may have against Borrower arising from a payment made by Guarantor under this Guaranty and agrees not to assert or take advantage of any subrogation rights of Guarantor or Lender or any right of Guarantor or Lender to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by Lender for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantor hereunder. It is expressly understood that the waivers and agreements of Guarantor set forth above constitute additional and cumulative benefits given to Lender for its security and as an inducement for its extension of credit to Borrower. Nothing contained in this Paragraph 10 is intended to prohibit Guarantor from making all distributions to its constituent shareholders which are required by law from time to time in order for Guarantor to maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code (as defined in the Revolving Credit Agreement).
     11. Any amounts received by Lender from any source on account of any indebtedness may be applied by Lender toward the payment of such indebtedness, and in such order of application, as Lender may from time to time elect.
     12. The Guarantor hereby submits to personal jurisdiction in the State of Illinois for the enforcement of this Guaranty and waives any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantor hereby consents to the jurisdiction of either the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois, in any action, suit, or proceeding which Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantor hereby agrees that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Illinois and hereby waives any objection which Guarantor may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude Lender from filing any such action, suit, or proceeding in any other appropriate forum.
     13. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes). Notice may be given as follows:
To the Guarantor:
First Industrial Realty Trust, Inc.
311 South Wacker Drive, Suite 4000
Chicago, Illinois 60606
Attention: Mr. Michael Havala
Telecopy: (312) 922-9851
With a copy to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison
39th Floor
Chicago, Illinois 60606
Attention: Suzanne Bessette-Smith and Douglas W. Anderson

Telecopy: (312) 984-3150
To the Lender:
c/o JPMorgan Chase Bank, N.A., as agent
277 Park Avenue, 2nd Floor
New York, New York 10172
Attention: Vanessa Chiu
Telecopy: (646) 534-0574
With a copy to:
Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower
Chicago, Illinois 60606
Attention: Steven R. Davidson, Esq.
Telecopy: (312) 876-7934
or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.
     14. This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Lender’s successors and assigns.
     15. This Guaranty shall be construed and enforced under the internal laws of the State of Illinois.
     16. GUARANTOR AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     IN WITNESS WHEREOF, Guarantor has delivered this Guaranty in the State of Illinois as of the date first written above.

FIRST INDUSTRIAL REALTY TRUST, INC., a Maryland corporation

By:
Its:

STATE OF ILLINOIS	)
	)	SS.
COUNTY OF COOK	)
     I, the undersigned, a Notary Public, in and for said County, in the State aforesaid, DO HEREBY CERTIFY, that                                                ,                                                 of First Industrial Realty Trust, Inc., personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.
     GIVEN under my hand and Notarial Seal, this                day of                                  , 2007.
Notary Public

EXHIBIT G
WIRING INSTRUCTIONS

To:	JPMorgan Chase Bank, N.A.,
as Administrative Agent (the “Agent”)
under the Credit Agreement Described Below

	Re:	Fifth Amended and Restated Unsecured Revolving Credit Agreement, dated as of , 2007 (as amended, modified, renewed or extended from time to time, the “Agreement”), among First Industrial, L.P. (the “Borrower”), First Industrial Realty Trust, Inc. (“General Partner”), JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.
     The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Borrowings or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 15.1 of the Agreement or based on any telephonic notice made in accordance with the Agreement.

Facility Identification Number(s)

Customer/Account Name	First Industrial, L.P.

Transfer Funds To	First Industrial, L.P.

For Account No.	5266610 (JPMorgan Chase Bank, N.A.)

Reference/Attention To	Dawn Buchko

Authorized Officer (Customer Representative) Date

(Please Print)	Signature

Bank Officer Name

(Please Print)	Signature
(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE
FOR THE PERIOD ENDING
To: The Administrative Agent and the Lenders
       who are parties to the Agreement described below
     This Compliance Certificate is furnished pursuant to that certain Fifth Amended and Restated Unsecured Revolving Credit Agreement, dated as of                                  , 2007 (as amended, modified, renewed or extended from time to time, the “Agreement”) among First Industrial, L.P. (the “Borrower”), First Industrial Realty Trust, Inc. (the “General Partner”), JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and the Lenders named therein. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected [Chief Financial Officer] [Chief Accounting Officer] [Controller] of the [Borrower] [General Partner].
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the General Partner, the Borrower and their respective Subsidiaries and Investment Affiliates during the accounting period covered by the financial statements attached (or most recently delivered to the Administrative Agent if none are attached).
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Material Adverse Financial Change, Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate, except as set forth below.
     4. Schedule I (if attached) attached hereto sets forth financial data and computations and other information evidencing the General Partner’s and the Borrower’s compliance with certain covenants of the Agreement, all of which data, computations and information (or if no Schedule I is attached, the data, computations and information contained in the most recent Schedule I attached to a prior Compliance Certificate) are true, complete and correct in all material respects.
     5. The financial statements and reports referred to in Section 8.2(i), 8.2(iii) or 8.2(vii), as the case may be, of the Agreement which are delivered concurrently with the delivery of this Compliance Certificate, if any, fairly present in all material respects the consolidated financial condition and operations of the General Partner, the Borrower and their respective Subsidiaries at such date and the consolidated results of their operations for the period then-ended, in accordance with GAAP applied consistently throughout such period and with prior periods and correctly state the amounts of Consolidated Total Indebtedness, Consolidated

Secured Debt, Consolidated Senior Unsecured Debt and the Values of all Unencumbered Assets as determined pursuant to the Agreement.
     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
     The foregoing certifications, together with the computations and information set forth in Schedule I hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered this               day of                                         , 20       .

FIRST INDUSTRIAL, L.P.

By:	FIRST INDUSTRIAL REALTY TRUST, INC., General Partner

By:

Print Name:

Title:

o

SCHEDULE I
CALCULATION OF COVENANTS
[quarter]
1. Permitted Investments (Section 8.3)

Maximum
		Percent of	Percent of
	Investment	Implied	Implied
	(i.e. Book	Capitalization	Capitalization
Category	Value)	Value	Value
(a) Unimproved Land			N/A
(b) other property holdings (excluding cash, Cash Equivalents, non-industrial Properties and Indebtedness of any Subsidiary to the Borrower)			N/A
(c) stock holdings other than in Subsidiaries			N/A
(d) mortgages			N/A
(e) joint ventures and partnerships			N/A
(f) Assets Under Development			N/A
(g) total investments in (a)-(f)			35% of Market Value Net Worth

2. EBITDA To Fixed Charges (Section 9.7(a))

(a) EBITDA for the quarter most recently ended

(i) Borrower and its Subsidiaries (without deduction of any losses related to initial offering costs of preferred stock which are written off due to the redemption of such preferred stock)

(ii) less GAAP income from Investment Affiliate

(iii) Allocable EBITDA of Investment Affiliates

(See Schedule)

(iv) EBITDA [(i) minus (ii) plus (iii)]

(b) Interest income deducted from (a) (other than as to Defeased Debt)

(c) Debt Service for the quarter most recently ended

(i) GAAP interest expense (Borrower and Subsidiaries)

(ii) Capitalized interest not covered by interest reserve

(iii) Interest on Guaranteed Obligations

(iv) Allocable Interest (Investment Affiliates)

(v) Scheduled principal payments (including Investment Affiliates)

(vi) Interest Expense [sum of (i)-(v)]

(d) Preferred stock and partnership payments

(e) Ground lease payments (to the extent not deducted as an expense in calculating EBITDA)

(f) Total Fixed Charges

[c (vi) plus (d) plus (e)]

RATIO

[(a)(iv) plus (b) divided by (f)]:

Must be greater than or equal to:	1.50

4. Consolidated Total Indebtedness Ratio (Section 9.7(b))

(a) Consolidated Total Indebtedness (See Schedule)

(b) Implied Capitalization Value

(i) Adjusted EBITDA for the most recent four quarters

(ii) less Adjusted EBITDA from all Assets under Development, Rollover Projects, Projects that were formerly Rollover Projects and from Projects acquired or completed during such four quarter period

(iii) plus full four quarter pro forma adjustment for Projects acquired or completed during such four quarter period

(iv) Adjusted EBITDA attributable to each Project that was formerly a Rollover Project

(v) $0

(vi) greater of item (iv) and item (v)

(vii) item (i) plus item (ii) plus item (iii) plus item (vi)

(viii) 7.75%

(ix) (item (vii) divided by item (viii))

(x) then-current book value of each Asset Under Development

(xi) Intentionally Deleted

(xii) then-current book value of Unimproved Land

(xiii) Intentionally Deleted

(xiv) 10% of Implied Capitalization Value

(xv) Intentionally Deleted

(xvi) then-current book value of each Rollover Project

(xvii) the lesser of 50% of item (xvi) or (xiv)

(xviii) Unrestricted Cash and Unrestricted Cash Equivalents (including any cash on deposit with a qualified intermediary and excluding any cash or cash equivalents used to support Defeased Debt)

(xix) first mortgage receivables

(xx) sum of (ix), (x), (xii), (xvii), (xviii) and (xix) is “Implied Capitalization Value”

CONSOLIDATED TOTAL INDEBTEDNESS RATIO

[(a) divided by (b) expressed as a percentage]:

Must be less than or equal to:	60% (which limit can increase to 65% for up to two quarters during term of the Facility)

6. Value of Unencumbered Assets Ratio (Section 9.7(c))

(a) Value of Unencumbered Assets

(i) Property Operating Income attributable to Unencumbered Assets that are not Assets under Development owned by Borrower and wholly-owned Subsidiaries as of end of quarter as appropriately annualized (including pro forma Property Operating Income for entire quarter for Unencumbered Assets acquired during the quarter) (attach schedule noting Property Operating Income for each Unencumbered Asset as appropriately annualized)

(ii) less Property Operating Income attributable to each such Unencumbered Asset that was formerly a Rollover Project

(iii) Property Operating Income attributable to each such Unencumbered Asset that was formerly a Rollover Project

(iv) $0

(v) greater of item (iii) and item (iv)

(vi) sum of items (i), (ii) and (v)

(vii) 7.75%

(viii) item (vi) divided by item (vii)

(ix) Unrestricted cash, including cash on deposit with qualified intermediary

(x) GAAP value of each first mortgage receivable secured by an income producing commercial property, provided that no such first mortgage receivable is subject to any Lien

(xi) GAAP value of Assets Under Development that are Unencumbered Assets

(xii) Intentionally Deleted

(xiii) Intentionally Deleted

(xiv) Deduction if amounts in (ix), (x), and (xi), exceed 20% of value of Unencumbered Assets

(xv) then-current book value of each Rollover Project

(xvi) 50% of item (xv)

(xvii) Intentionally Deleted

(xviii) Intentionally Deleted

(xix) Intentionally Deleted.

(xx) Intentionally Deleted.

(xxi) 10% of the Value of Unencumbered Assets

(xxii) lesser of (xvi) and (xxi)

(xxiii) Sum of (viii) plus (ix) plus (x) plus (xiii) minus (xiv) plus (xxii) is Value of Unencumbered Assets

(b) Consolidated Senior Unsecured Debt (provide schedule of such Debt)

VALUE OF UNENCUMBERED ASSETS RATIO [(a) divided by (b)]:

Must be greater than or equal to:	1.60

7. Consolidated Secured Debt to Implied Capitalization Value (Section 9.7(d))

(a) Consolidated Secured Debt

(i) Secured Indebtedness of Consolidated Operating Partnership

(ii) Unsecured Indebtedness of Subsidiaries in excess of $5,000,000

(iii) Consolidated Secured Debt [sum of (i) plus (ii)]

(b) Implied Capitalization Value [line (xxv) in Item 4(b) above]

(c) (a) divided by (b)

Must be less than or equal to:	40%
NOTE: To the extent of any inconsistency between the form of this Compliance Certificate and the terms of the Agreement, the terms of the Agreement shall prevail.

EXHIBIT I
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1. Assignor:
2. Assignee:                                                                                                              [and is an Affiliate/Approved Fund of [identify Lender]9
3. Borrower(s):
4. Administrative Agent:                                                                                                             , as the agent under the Credit Agreement.
5. Credit Agreement: The Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of                                            among

[9]	Select as applicable.

[name of Borrower(s)], the Lenders party thereto, [name of Administrative Agent], as Administrative Agent, and the other agents party thereto.
6. Assigned Interest:

	Aggregate Amount of	Amount of	Domestic Percentage
	Commitment/Loans	Commitment/Loans	Assigned of
Facility Assigned	for all Lenders*	Assigned*	Commitment/Loans[2]
[3]	$	$	%

	$	$	%

	$	$	%
7. Trade Date:                                                                   4
Effective Date:                                           , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent
By:
Title:

[Consented to:]6

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)

[4]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[6]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT J
FORM OF DESIGNATION AGREEMENT
Dated                     , 20___
     Reference is made to the Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of                     , 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among First Industrial, L.P., a Delaware limited partnership (the “Borrower”), First Industrial Realty Trust, Inc., the Lenders parties thereto,                      as Syndication Agent,                       as Documentation Agent and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meaning.
     [NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNATED LENDER] (the “Designee”), the Administrative Agent and the Borrower agree as follows:
     1. The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Loans pursuant to Section 2.17 of the Credit Agreement. Any assignment by Designor to Designee of its rights to make a Competitive Bid Loan pursuant to such Section 2.17 shall be effective at the time of the funding for such Competitive Bid Loan and not before such time.
     2. Except as set forth in Section 7 below, the Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or General Partner or the performance or observance by the Borrower or General Partner of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant thereto. (It is acknowledged that the Designor may make representations and warranties of the type described above in other agreements to which the Designor is a party).
     3. The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in Section 8.2 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own independent credit analysis and decision to enter into this Designation Agreement, (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Lender; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto, and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Lender.

     4. The Designee hereby appoints the Designor as the Designee’s agent and attorney in fact, and grants to the Designor an irrevocable power of attorney, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on the Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendment to or under the Credit Agreement or other Loan Documents. Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee. The Borrower, the Administrative Agent and each of the Lenders may rely on and are beneficiaries of the preceding provisions.
     5. Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent and the Borrower. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent and the Borrower, unless otherwise specified on the signature page thereto.
     6. The Administrative Agent shall not institute or join any other person in instituting against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the Maturity Date.
     7. The Borrower shall not institute or join any other person in instituting against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and a day after the Maturity Date.
     8. The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damage, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designee’s gross negligence or willful misconduct.
     9. Upon such acceptance and recording of this Designation Agreement by the Borrower and the Administrative Agent, as of the Effective Date, the Designee shall be entitled to the benefits of the Credit Agreement with a right to fund and receive payment of the principal and interest on Competitive Bid Loans pursuant to Section 2.17 of the Credit Agreement and otherwise with the rights and obligations of a Participant of Designor thereunder.
     10. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to the provisions thereof regarding conflicts of law.

     11. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as of delivery of a manually executed counterpart of this Designation Agreement.
     IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.
Effective Date10                               ,           , 20___

[NAME OF DESIGNOR], as Designor

By:
Title:

[NAME OF DESIGNATED LENDER], as Designee

By:
Title:

Applicable Lending Office (and address for notices):

[ADDRESS]
Accepted this ____ day of _______________, 20__

[AGENT], as Administrative Agent		[FIRST INDUSTRIAL, L.P.]

By: FIRST INDUSTRIAL REALTY TRUST,
INC., its general partner

By:		By:

	Title:	Title:

[10]	This date should be no earlier than five Business Days after the delivery of this Designation Agreement to the Administrative Agent.

EXHIBIT K
AMENDMENT TO FIFTH AMENDED AND RESTATED
UNSECURED REVOLVING CREDIT AGREEMENT
     This Amendment to the Fifth Amended and Restated Unsecured Revolving Credit Agreement (the “Agreement”) is made as of                                           , 20    , by and among First Industrial, L.P., a Delaware limited partnership (“Borrower”) First Industrial Realty Trust, Inc., JPMorgan Chase Bank, N.A., individually and as “Administrative Agent,” and one or more new or existing “Lenders” shown on the signature pages hereof.
R E C I T A L S
     A. Borrower, Administrative Agent and certain other Lenders have entered into an Fifth Amended and Restated Unsecured Revolving Credit Agreement dated as of                                         , 2007 (as amended, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.
     B. Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a Domestic Revolving Facility in an aggregate principal amount of up to $400,000,000 and a Global Revolving Facility in an aggregate principal amount of $100,000,000. The Borrower, the Administrative Agent and the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Domestic Revolving Facility to $                                        ; (ii) increase the Global Revolving Facility to $                                        , and (iii) admit [name of new banks] as “Lenders” under the Domestic Revolving Facility pursuant to the Credit Agreement.
     NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
     1. The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.
     2. From and after                                           ,           (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, with a Domestic Revolving Commitment, and (ii) [name of existing lenders] shall each be deemed to have increased its Domestic Revolving Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Domestic Revolving Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment. The Borrower shall, on or before the Effective Date, execute and deliver to each of such new or existing Lenders a new or amended and restated Note in the amount of such Commitment (and in the case of a new Lender, a Competitive Bid Note as well).

     3. From and after the Effective Date, the Aggregate Commitment shall equal                      Million Dollars ($         ,000,000), consisting of a Domestic Revolving Commitment equal to                                            Million Dollars ($         ,000,000) and a Global Revolving Commitment equal to                                            Million Dollars ($         ,000,000).
     4. For purposes of Section 15.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.
     5. The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Event of Default, the representations and warranties contained in Articles VI and VII of the Credit Agreement are true and correct as of such and the Borrower has no offsets or claims against any of the Lenders.
     6. As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.
     7. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.
     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

FIRST INDUSTRIAL, L.P.
By:	FIRST INDUSTRIAL REALTY TRUST, INC., its general partner

By:
Print Name:
Title:

First Industrial, L.P. c/o First Industrial Realty Trust, Inc. 311 South Wacker Drive, Suite 400 Chicago, Illinois 60606 Attention: Mr. Scott Musil Facsimile: (312) 895-9380

FIRST INDUSTRIAL REALTY TRUST, INC.
By:
Print Name:
Title:

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent

By:
Print Name:
Title:

JPMorgan Chase Bank, N.A., as agent 277 Park Avenue, 2nd Floor New York, New York 10172 Attention: Vanessa Chiu Telecopy: (646) 534-0574 Amount of Commitment: $ [NAME OF NEW LENDER]
By:
Print Name:
Title:

[Address of New Lender]
Phone:
Facsimile:
Attention: